Filed pursuant to Rule 424(b)(5)
Registration No. 333-184134

This Prospectus Supplement should be read in conjunction with the Prospectus dated January 6, 2016.

$1,500,000,000

State of Israel

$1,000,000,000 2.875% Bonds due March 16, 2026
$500,000,000 4.50% Bonds due January 30, 2043

This is an offering by the State of Israel of an aggregate of $1,000,000,000 2.875% bonds due 2026 (the “2026 bonds”) and $500,000,000 4.50% bonds due 2043 (the “2043 bonds” and, together with the 2026 bonds, the “bonds”).

The bonds will constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of the State of Israel. The bonds will rank without preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Israel and will be backed by the full faith and credit of Israel. It is understood that this provision shall not be construed so as to require Israel to make payments under the bonds ratably with payments being made under any other external indebtedness of Israel.

Interest on the 2026 bonds will be payable semi-annually on March 16 and September 16 of each year, beginning on September 16, 2016. Interest on the 2043 bonds will be payable semi-annually on January 30 and July 30 of each year, beginning on July 30, 2016. The bonds will be issued only in denominations of $200,000 and integral multiples of $1,000 above that amount.

This prospectus supplement and accompanying prospectus constitute a prospectus for the purposes of Article 5.3 of Directive 2003/71/EC, as amended (the “Prospectus Directive”).

Application will be made to the Commission de Surveillance du Secteur Financier of the Grand Duchy of Luxembourg (the “CSSF”), as competent authority under the Prospectus Directive, to approve this prospectus supplement and the accompanying prospectus, as a prospectus for the purposes of the Prospectus Directive. The CSSF assumes no responsibility as to the economic and financial soundness of the transaction or the solvency of the State of Israel.

Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to have the bonds admitted to trading on the regulated market of the Luxembourg Stock Exchange (Bourse de Luxembourg), which is a regulated market for the purposes of the Market in Financial Instruments Directive (2004/39/EC).

As of their issuance, the 2043 bonds will be a further issuance of, will trade interchangeably with, rank equally with and form a single issue and series with, our 4.50% bonds due 2043 which were issued on January 31, 2013 and of which there are currently $1,000,000,000 aggregate principal amount outstanding. Following the issuance of the 2043 bonds offered by this prospectus supplement, the aggregate principal amount of the outstanding 4.50% bonds due 2043 will be $1,500,000,000.

See the section entitled “Risk Factors” beginning on page S-8 for a discussion of certain factors you should consider before investing in the bonds.

The bonds will be designated collective action securities and will, therefore, contain “collective action clauses,” as described below, regarding meetings of holders, acceleration of the bonds in an event of default and future modifications to the terms of the bonds. Some of these provisions differ from those applicable to certain other series of bonds issued by the State.

2026 bonds.  Under the provisions applicable to the 2026 bonds, which are described beginning on page 5 of the accompanying prospectus, Israel may amend the payment provisions of the bonds and other “reserve matters” with the consent of the holders of: (1) with respect to a single series of bonds, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of bonds, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding bonds of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of bonds, more than 66 2/3% of the aggregate principal amount of the outstanding bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding bonds of each series affected by the proposed modification, taken individually.

2043 bonds.  Under the provisions applicable to the 2043 bonds, which are described beginning on page 9 of the accompanying prospectus, Israel may amend the payment provisions of the bonds, including the principal amount and interest rate, and take certain other actions, in each case with the consent of the holders of 75% of the aggregate principal amount of the outstanding bonds.

	Per 2026 bonds	Total	Per 2043 bonds	Total
Public Offering Price	99.423%	$994,230,000	105.116%	$525,580,000
Underwriting discounts and commissions	0.125%	$1,250,000	0.250%	$1,250,000
Proceeds to the State of Israel (before expenses)	99.298%	$992,980,000	104.866%	$524,330,000

The public offering prices set forth above do not include accrued interest, if any. Interest on the 2026 bonds will accrue from March 16, 2016 and must be paid by the purchaser if the bonds are delivered after March 16, 2016. Interest on the 2043 bonds will accrue from January 30, 2016, the most recent interest payment date, for the outstanding 4.50% bonds due 2043. Interest accrued on the 2043 bonds from January 30, 2016 to but excluding the issue date must be paid by the purchaser.

Neither the Securities and Exchange Commission (the “SEC”) nor any regulatory body in the United States has approved or disapproved of these securities or passed upon the accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The bonds are expected to be delivered on or about March 16, 2016 (the “issue date”) in book-entry form only to purchasers through The Depository Trust Company, Clearstream Banking, Luxembourg, société anonyme, and the Euroclear System.

Joint Book-Running Managers
Barclays	Citigroup	Goldman, Sachs & Co.

Prospectus Supplement dated March 9, 2016

S-i

NIS EXCHANGE RATES

On March 9, 2016, the Bank of Israel foreign exchange rate for U.S. dollars was 3.9060 New Israeli Shekels, or NIS, per U.S. dollar. References to dollar, “US$” or “$” in this prospectus supplement are to U.S. dollars and references to “NIS” or “shekel” are to New Israeli Shekels. For a discussion of the convertibility of the NIS, see “Currency Protocol” and “Balance of Payments and Foreign Trade — Foreign Exchange Controls and International Reserves” in Exhibit D to Israel’s Annual Report on Form 18-K for the fiscal year ended December 31, 2014, as amended.

FISCAL YEAR

The fiscal year of the Government of Israel (the “Government”) ends December 31. The twelve-month period that ended on December 31, 2014 is referred to herein as “2014”, and other years are referred to in a similar manner.

OFFICIAL STATEMENTS

Information included in this prospectus supplement and the accompanying prospectus, including the documents incorporated herein and therein by reference, that is identified as being derived from a publication of Israel or one of its agencies or instrumentalities or the Bank of Israel is included on the authority of that publication as a public official document of Israel or the Bank of Israel. All other information in this prospectus supplement, the accompanying prospectus and in the registration statement, other than the information included under the caption “Underwriting”, is included as a public official statement made on the authority of the Director General of the Ministry of Finance of Israel, in his official capacity.

ABOUT THIS PROSPECTUS SUPPLEMENT

Israel accepts responsibility for the contents of this prospectus supplement and the accompanying prospectus, including the documents incorporated herein and therein by reference. Israel further declares that, having taken all reasonable care to ensure that such is the case, the information contained in this prospectus supplement and the accompanying prospectus is, to the best of its knowledge, in accordance with the facts and contains no omission likely to affect its import.

A Description of the State of Israel is contained in Exhibit D to the Annual Report of the State of Israel on Form 18-K for the fiscal year ended December 31, 2014, as amended. Such Annual Report on Form 18-K for the year ended December 31, 2014 (including its exhibits), as amended, is incorporated by reference in this prospectus supplement. There have been no material adverse changes that would affect the information about the State of Israel included in the Description of the State of Israel contained in such Exhibit D as amended through the date hereof.

Prospective investors should rely on the information provided in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized by Israel or the underwriters to make any representation or give any information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Any such representation or information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus must not be relied upon as having been authorized by Israel or the underwriters. Please see “Incorporation by Reference” and “Listing, Admission to Trading and General Information — Where You Can Find More Information” for information on the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Israel is not offering to sell or soliciting offers to buy any securities other than the bonds offered under this prospectus supplement, nor is Israel offering to sell or soliciting offers to buy the bonds in places where such offers are not permitted by applicable law. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. Israel’s economic, fiscal or political circumstances may have changed since such dates.

The bonds described in this prospectus supplement are debt securities of Israel being offered under a registration statement filed with the SEC under the U.S. Securities Act of 1933, as amended. The accompanying prospectus is part of that registration statement. The accompanying prospectus provides you with a general description of the securities that Israel may offer, and this prospectus supplement contains specific information about the terms of this offering and the bonds. This prospectus supplement also adds, updates or changes information provided or incorporated by reference in the accompanying prospectus. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation by Reference” and “Listing, Admission to Trading and General Information — Where You Can Find More Information” for information on the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus. Those documents (such as Israel’s Annual Report on Form 18-K for 2014, as amended), contain information regarding Israel, the bonds and other matters. The registration statement, any post-effective amendments thereto, the various exhibits thereto, and the documents incorporated therein by reference contain additional information about Israel and the bonds. Certain terms used but not defined in this prospectus supplement are defined in the accompanying prospectus.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the bonds in certain jurisdictions may be restricted by law. Persons who receive copies of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any of those restrictions. See “Underwriting” in this prospectus supplement.

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, may be used only for the purposes for which they have been produced in connection with the offering of the bonds. Any use of this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, other than in connection with the offering of the bonds, is unauthorized.

FORWARD-LOOKING STATEMENTS

Israel has made forward-looking statements in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein. Statements that are not historical facts are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “continue”, “could”, “should”, “would” or similar terminology. Any forward-looking statements in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, are based on Israel’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Israel undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. Israel cautions you that many factors could affect the future performance of the Israeli economy. These factors include, but are not limited to:

•	External factors, such as:
•	interest rates in financial markets outside Israel;
•	the impact of changes in the credit rating of Israel;
•	the security situation;
•	the economic growth and stability of Israel’s major trading partners, including the United States and the European Union;
•	the global high-tech market; and
•	regional economic and political conditions.
•	Internal factors, such as:
•	general economic and business conditions in Israel;
•	present and future exchange rates of the Israeli currency;
•	foreign currency reserves;
•	the level of domestic debt;
•	domestic inflation;
•	the level of budget deficit;
•	the level of foreign direct and portfolio investment; and
•	the level of Israeli domestic interest rates.

SUMMARY OF THE OFFERING

The following summary should be read as an introduction to this prospectus supplement and is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. You should base any decision to invest in the bonds on consideration of this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, as a whole.

Issuer
State of Israel.
Title of Securities
$1,000,000,000 2.875% bonds due 2026.
$500,000,000 4.50% bonds due 2043.
Maturity Date
2026 bonds will mature on March 16, 2026.
2043 bonds will mature on January 30, 2043.
Interest Rate
2.875% per annum for the 2026 bonds.
4.50% per annum for the 2043 bonds.
Interest Payment Dates
March 16 and September 16 of each year, starting September 16, 2016, for the 2026 bonds.
January 30 and July 30 of each year, starting July 30, 2016, for the 2043 bonds. The first interest payment on the 2043 bonds will include accrued interest from and including January 30, 2016.
Price to Public
99.423% of the principal amount for the 2026 bonds.
105.116% of the principal amount for the 2043 bonds.
Form
Israel will issue the bonds in the form of one or more book-entry securities in fully registered form, without coupons. Israel will not issue the bonds in bearer form.
Denominations
Israel will issue the bonds in denominations of $200,000 and integral multiples of $1,000 above that amount.
Payment of Principal and Interest
Principal and interest on the bonds will be payable in U.S. dollars or other legal tender, coin or currency of the United States of America.
Status and Ranking
The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Israel. The bonds will rank without preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Israel. It is understood that this provision shall not be construed so as to require Israel to make payments under the bonds ratably with payments being made under any other external indebtedness of Israel.
The 2043 bonds will be a further issuance of, will trade interchangeably with, rank equally with and form a single issue and series with, our 4.50% bonds due 2043 which were issued on January 31, 2013 and of which there are currently $1,000,000,000 aggregate principal amount outstanding. Following the issuance of 2043 bonds offered by this prospectus supplement, the aggregate principal amount of the outstanding 4.50% bonds due 2043 will be $1,500,000,000.

Redemption; Sinking Fund
The bonds will not be redeemable prior to maturity and are not entitled to the benefit of any sinking fund.
Default
The bonds will contain events of default, the occurrence of which may result in the acceleration of Israel’s obligations under the bonds prior to maturity upon notice by holders of at least 25% of the aggregate principal amount of the outstanding bonds. For the 2026 bonds, see “Debt Securities — Collective Action Securities Issued On or After January 5, 2016 — Default” and “— Acceleration of Maturity” in the accompanying prospectus. For the 2043 bonds, see “Debt Securities — Collective Action Securities Issued Prior to January 5, 2016 — Default” and “— Acceleration of Maturity” in the accompanying prospectus.
Risk Factors
There are certain risks relating to the issue of the bonds, which investors should ensure they fully understand. See “Risk Factors”.
Collective Action Securities
2026 bonds. The 2026 bonds will be designated Collective Action Securities under the Fiscal Agency Agreement, dated as of March 13, 2000, as amended by Amendment No. 1 thereto, dated as of February 24, 2004, and Amendment No. 2 thereto, dated as of January 5, 2016 and, as such, will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of bonds issued by the State. Under these provisions, which are described in the section “Debt Securities — Collective Action Securities Issued On or After January 5, 2016” in the accompanying prospectus, Israel may amend the payment provisions of the bonds and other “reserve matters” with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually. Certain of these actions may be taxable events requiring holders to recognize gain or loss for U.S. federal income tax purposes. See “Taxation — United States” in this prospectus supplement.
2043 bonds. The 2043 bonds will be designated Collective Action Securities under the Fiscal Agency Agreement, dated as of March 13, 2000, as amended by Amendment No. 1 thereto, dated as of February 24, 2004 and, as such, will contain provisions regarding meetings of holders, acceleration of the bonds in an event of default and future modifications to the terms of the bonds that differ from those applicable to certain other series of bonds issued by the State. Under these provisions, which are described in the section “Debt Securities — Collective Action Securities Issued Prior to January 5, 2016” in the accompanying prospectus, Israel may amend the payment provisions of the bonds (including their principal amount, interest rate, currency of payment and payment dates) and take certain other actions, in each case with the consent of the holders of 75% of the aggregate principal amount of the outstanding bonds. Certain of these actions may be taxable events requiring holders to recognize gain or loss for U.S. federal income tax purposes. See “Taxation — United States” in this prospectus supplement.
Listing and Listing Agent
Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange. It is expected that the Luxembourg listing agent will be Banque Internationale à Luxembourg, société anonyme.
Fiscal Agent
2026 bonds. The 2026 bonds will be issued pursuant to a Fiscal Agency Agreement dated as of March 13, 2000, as amended by Amendment No. 1 to Fiscal Agency Agreement dated as of February 24, 2004, and Amendment No. 2 to Fiscal Agency Agreement dated as of January 5, 2016, between Israel and Citibank, N.A., as fiscal agent, paying agent, transfer agent and registrar.
2043 bonds. The 2043 bonds will be issued pursuant to a Fiscal Agency Agreement dated as of March 13, 2000, as amended by Amendment No. 1 to Fiscal Agency Agreement dated as of February 24, 2004, between Israel and Citibank, N.A., as fiscal agent, paying agent, transfer agent and registrar.
Taxation
For a discussion of the Israeli and United States tax consequences associated with the bonds, see “Taxation” in this prospectus supplement and “Debt Securities — Taxation by Israel; Additional Amounts” in the accompanying prospectus. Investors should consult their own tax advisors in determining the foreign, United States federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the bonds.
Further Issuances
From time to time, without the consent of holders of the bonds, and subject to the required approvals under Israeli law, Israel may create and issue additional debt securities with the same terms and conditions as those of the bonds (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities, for purposes of U.S. federal income taxation are treated as having the same tax characteristics as the bonds. For the 2026 bonds, see “Debt Securities — Collective Action Securities Issued On or After January 5, 2016 — Further Issuances of Debt Securities of a Series” in the accompanying prospectus. For the 2043 bonds, see “Debt Securities — Collective Action Securities Issued Prior to January 5, 2016 — Further Issuances of Debt Securities of a Series” in the accompanying prospectus.
Governing Law
The bonds will be governed by the laws of the State of New York, except with respect to the authorization and execution of the bonds, which will be governed by the laws of the State of Israel.

Where a claim relating to the information contained in this prospectus supplement or the accompanying prospectus is brought before a court, the plaintiff investor might, under the national legislation of the place of jurisdiction, have to bear the costs of translating this prospectus supplement and the accompanying prospectus before the legal proceedings are initiated.

RISK FACTORS

You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully. Words and expressions defined elsewhere in this prospectus supplement or the accompanying prospectus have the same meaning in this section. Investing in the bonds involves certain risks. Factors which are material for assessing the market risks associated with the bonds are described below. You should consult with your financial, tax, legal, accounting and other advisors, prior to deciding whether to make an investment in the bonds.

Risks related to the bonds

The bonds may not be a suitable investment for all investors.

You must determine the suitability of investment in the bonds in light of your own circumstances. In particular, you should:

(1)	have sufficient knowledge and experience to make a meaningful evaluation of the bonds and the merits and risks of investing in the bonds;
(2)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of your particular financial situation, an investment in the bonds and the impact the bonds will have on your overall investment portfolio;
(3)	have sufficient financial resources and liquidity to bear all of the risks of an investment in the bonds, including where the currency for principal or interest payments is different from your currency;
(4)	understand thoroughly the terms of the bonds and be familiar with the behavior of any relevant indices and financial markets; and
(5)	be able to evaluate (either alone or with the help of a financial advisor) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

There is no assurance that an active secondary market for the bonds will develop.

The 2026 bonds are new securities for which there currently is no public market. There can be no assurance that an active trading market for the 2026 bonds or the 2043 bonds will develop, or, if one does develop, that it will be maintained. If an active trading market for the bonds does not develop or is not maintained, the market or trading price and liquidity of the bonds may be adversely affected. If bonds are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, recommendations from securities analysts, general economic conditions and the financial condition of the State of Israel. Although an application will be made to list and trade the bonds on the Regulated Market “Bourse de Luxembourg” of the Luxembourg Stock Exchange, there is no assurance that such application will be accepted or that an active trading market will develop.

The bonds contain provisions that permit Israel to amend the payment terms and take certain other actions without the consent of all holders.

The bonds contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers, which are commonly referred to as “collective action clauses”. The collective action clauses applicable to the 2026 bonds and the 2043 bonds differ in important ways. For a description of the collective action clauses applicable to the 2026 bonds, see “Debt Securities — Collective Action Securities Issued On or After January 5, 2016 — Meetings and Amendments; Modifications” in the accompanying prospectus. For a description of the collective action clauses applicable to the 2043 bonds, see “Debt Securities — Collective Action Securities Issued Prior to January 5, 2016 — Meetings and Amendments” in the accompanying prospectus. Certain of these actions may be taxable events requiring holders to recognize gain or loss for U.S. federal income tax purposes. See “Taxation — United States” in this prospectus supplement.

There can be no assurance that the laws of the State of New York will not be modified.

The terms and conditions of the bonds will be governed by the laws of the State of New York. No assurance can be given as to the impact of any possible judicial decision or change to New York law or administrative practice after the date of this prospectus supplement.

Legal investment considerations may restrict certain investments.

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. You should consult your legal advisors to determine whether and to what extent (i) the bonds are legal investments for you, (ii) the bonds can be used as collateral for various types of borrowing and (iii) other restrictions apply to your purchase or pledge of any bonds. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of the bonds under any applicable risk-based capital or similar rules.

The trading market for debt securities may be volatile and may be adversely impacted by many events.

The market for the bonds issued by the State of Israel is influenced by economic and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and Europe and other industrialized countries. There can be no assurance that events in Israel, the United States, Europe or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the bonds or that economic and market conditions will not have any other adverse effect.

Investors in the bonds may be subject to interest rate risks.

Investment in fixed rate bonds involves the risk that subsequent changes in market interest rates may adversely affect the value of the fixed rate bonds.

The bonds are unsecured.

The bonds constitute unsecured obligations of the State of Israel.

Risks related to the State of Israel and the geopolitical and economic environment

External factors including regional and international political and economic conditions may adversely affect the trading price of the bonds and Israel’s access to credit.

Israel’s access to credit in the international capital markets is affected by regional and international political and economic conditions, including interest rates in financial markets outside Israel, the impact of changes in the credit rating of Israel, the security situation, the economic growth and stability of Israel’s major trading partners, and the global high-tech market. As a result, political, economic or market factors, which may be outside Israel’s control, may impact the debt dynamics of Israel and could adversely affect Israel’s cost of funds in the international capital markets and the liquidity of and demand for Israel’s debt securities, including the bonds. In addition, any negative change in the credit rating of Israel could adversely affect the trading price of Israel’s debt securities, including the bonds.

Israel’s political, economic and military environment may continue to be volatile.

Israel has from time to time experienced political volatility and has been subject to ongoing security concerns. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. Political instability in the Middle East has increased since the terrorist attacks of September 11, 2001, the U.S. intervention in Iraq and news of Iran’s reported nuclear program. Since 2005, when Israel withdrew from the Gaza strip, terrorist violence from Gaza has increased. If the level of instability and violence increases in the future, Israel’s capital markets, the level of tourism in Israel and foreign investment in Israel, among other things, may suffer. The conflicts with Hamas in the Gaza strip and with Hezbollah in Lebanon may worsen and potentially affect Israel’s economic condition. In addition, political volatility may affect the stability of the Israeli economy.

Since January 2011, there have been varying degrees of political instability and public protests within Middle Eastern and North African countries including (without limitation) Bahrain, Egypt, Libya, Syria,

Tunisia and Yemen. This unrest resulted in the removal of long-standing leadership in several of the aforementioned countries and created turbulent political situations in others. The delicate relations between Israel and its neighbors could become even more fragile with the domestic turmoil and change in regimes. Although such instances of instability in the Middle East have not materially affected Israel’s financial or political situation as of the date of this prospectus supplement, and Israel believes that countries that have signed peace agreements with Israel remain committed to them, regardless of internal political developments, there can be no assurance that such instability in the region will not escalate in the future, that such instability will not spread to additional countries in the region othat current or new governments in the region will be successful in maintaining domestic order and stability, or that Israel’s financial or political situation will not be affected thereby. This uncertainty is highlighted by recent fighting in Syria and Iraq, where an Islamist militia group known as ISIS (Islamist State in Iraq and Syria) is challenging the territorial boundaries of both states.

Israel is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Israel is a sovereign state. Although Israel has waived its sovereign immunity in respect of the bonds, except for its sovereign immunity in connection with any actions arising out of or based on United States federal or state securities laws, enforcement in the event of a default may nevertheless be impracticable by virtue of legal, commercial, political or other considerations.

Because Israel has not waived its sovereign immunity in connection with any action arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Israel based on such laws unless a court were to determine that Israel is not entitled under the United States Foreign Sovereign Immunities Act of 1976, as amended, to sovereign immunity with respect to such actions.

The current global economic climate and continued economic disruption in Europe may have an adverse effect on Israel’s economy.

Israel’s economy is affected by current global economic conditions, including regional and international rates of economic growth. Recent downturns in the global economy, stemming most recently from the sovereign debt crisis in Europe, have led to increased market volatility, decreased consumer confidence and a widespread reduction of business activity generally. The potential impact of such global economic pressure on Israel is uncertain. Although Israel’s economy has shown moderate rates of growth throughout and since the global financial crisis, there can be no assurance that Israel’s economy will continue to grow in a prolonged negative global economic climate.

As a result of the sovereign debt crisis in Europe, there has been significant price volatility in the secondary market for sovereign debt of European and other nations. If such price volatility continues or worsens, it could lead to a decline in the recoverability and value of the market price of Israel’s debt securities, including the bonds. Risks and ongoing concerns about the sovereign debt crisis in Europe, as well as the possible default by, or exit from the Eurozone of, one or more European states and/or the replacement of the Euro by one or more successor currencies, could have a detrimental impact on the global economy, thereby adversely affecting Israel’s economy, financial condition and credit. In addition, the continued stagnation or decline in economic growth of the European Union, which is one of Israel’s major trading partners, could have a material adverse impact on Israel’s balance of trade and adversely affect Israel’s financial condition.

The successful development of Israel’s natural gas reserves involves certain risks that may make expected natural gas production levels unobtainable.

There are numerous uncertainties associated with estimating quantities of natural gas reserves and projecting future rates of production and the level of revenue Israel will recover from its natural gas fields. These items are, in part, dependent on the reliability of seismic measurement technologies, the future international market for natural gas and other energy substitutes, as well as future development and operating costs, all of which may in fact vary considerably from Israel’s current assumptions concerning royalties and tax revenues. Moreover, certain of Israel’s neighboring countries have asserted mineral rights with respect to certain natural gas reserves to which Israel currently lays claim. Any failure to meet expected natural gas production targets on the forecasted timelines, or at all, could have a negative impact on Israel’s progress towards energy independence or the revenues that will be received by the State of Israel.

USE OF PROCEEDS

Israel will use the net proceeds from the sale of the bonds offered hereby, estimated to be US$1,517,035,000 after deducting underwriting discounts and commissions and offering expenses payable by Israel (but not including accrued interest on the 2043 bonds, which is payable by the purchasers), for the general purposes of the State.

RECENT DEVELOPMENTS

The information included in this section supplements the information about the State contained in the State’s Annual Report for 2014 on Form 18-K filed with the SEC on June 30, 2015, as amended from time to time (the “Annual Report for 2014”). To the extent the information in this section is inconsistent with the information contained in the Annual Report for 2014, as amended from time to time through the date hereof, the information in this section supersedes and replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report for 2014. This section is not complete and may not contain all the information that you should consider. You should read the entire Annual Report and any supplement carefully. Totals in certain tables may differ from the sum of the individual items in such tables due to rounding. Unless otherwise specified, amounts in NIS or US$ are given in current prices without adjustment for inflation. Figures in this section are as of March 9, 2016, except as otherwise indicated.

Economic Developments

In August 2013, the Central Bureau of Statistics (“CBS”) adopted the United Nations System of National Accounts as revised in 2008 (“SNA 2008”) due to a number of major changes that affected the various data series with respect to values as well as percentages of change between periods. The data series beginning in 2006 was revised for the publication of the 2013 Statistical Abstract. The series from 1995 onwards was revised in August 2014. The revisions are in accordance with the changes to the SNA 2008 which has been accepted globally and includes changes in the measurement of the annual gross domestic product (“GDP”). Some of the main changes in the SNA 2008 applicable to Israel included: (i) recording research and development as fixed capital formation, (ii) measurement of income from financial intermediation, (iii) recording the Central Bank’s output, and (iv) recording of products for further processing in the balance of payments. The process of fully implementing SNA 2008 in Israel will take several years and will be accompanied by additional adjustments to the Balance of Payments Manual 6 (“BPM6”) and the new international merchandise trade statistics guide. Further changes have been reflected in the classification of economic activities in Israel, as the classification is in accordance with the new International Standard Industrial Classification (“ISIC Rev4”). Moreover, there has been integration of the 2006 input-output tables that describe the relationships between various industries, as well as between the industries and the final uses (private consumption, general government consumption, fixed capital formation and exports).

These methodology changes resulted in a restatement of the growth rates for 1995 through 2012, as well as certain other indicators including the debt-to-GDP ratio and the budget deficit as a percentage of GDP. Therefore, any economic data deriving from such growth rates and/or GDP figures calculated according to the methodology in place prior to August 2013 may not be directly comparable to the data deriving from the growth rates and/or GDP figures calculated according to the new methodology implemented by the Central Bureau of Statistics.

The Israeli economy grew at a pace of 2.6% in 2015, similar to the growth rate of 2.6% in 2014. The plateau in growth during this period can be attributed to exogenous factors including the slowdown in economies around the world, which contributed to the slowdown in Israeli exports, the appreciation of the Israeli NIS during the first half of 2014 and Operation Protective Edge which took place in July and August 2014 and weighed on the economy. In 2015, GDP increased 2.8%, 0.4%, 2.5% and 3.3% in the first, second, third and fourth quarters, respectively, in each case compared to the previous quarter.

According to the estimates for the year 2015, GDP is expected to amount to NIS 1.15 trillion, presenting real growth of 2.6%, relative to 2014.

The budget and economic plan for the fiscal years of 2015 and 2016 was approved by the Knesset on November 19, 2015, ending the temporary measures managed by the Accountant General in the Ministry of Finance, where the expenditure limit for each month was one-twelfth of the 2014 budget (linked to the consumer price index (“CPI”) rate). In the approved budget, the deficit target is set to 2.9% of GDP for 2015 and 2016, but the actual deficit for 2015, according to the first estimate, was 2.15% of GDP.

In 2015, the Government continued its debt-reduction policy, reducing Government debt as a percentage of GDP by 2.1%, to a level of 63.4%. Public debt (including local authorities’ debt) as a percentage of GDP continued its declining path, falling by 1.8% relative to 2014 to 64.9% at the end of 2015. After a deviation from the budget deficit target in 2012 (the actual budget deficit amounted to 3.9% of GDP during 2012 compared to a target of 2.0% of GDP), the actual budget deficit in 2013 was reduced to 3.1% of GDP, significantly below the 4.65% of GDP deficit target. In 2015, both tax revenues were higher than expected, and expenditures were lower than expected. This led to a 2.15% budget deficit for 2015, as per the first estimate. As part of the budget and economic plan for fiscal years 2015 and 2016, the Government set the budget deficit target at 2.9% of GDP for each year.

The inflation rate in 2015 was -1.0% at year end, below the Bank of Israel’s target range of 1% to 3%. The CPI decreased between January 2015 and January 2016 by 0.6%. The NIS/USD exchange rate as of December 31, 2014 stood at 3.889, which represents a depreciation of 12.0% during 2014. The NIS/USD exchange rate as of December 31, 2015 was 3.902, a slight depreciation relative to December 31, 2014. During 2015, there was no change in Israel’s foreign currency credit rating from Standard & Poor’s (“S&P”) (A+ (Stable)), Moody’s Investor Services (A1 (Stable)) or Fitch Ratings (A (Stable)). In November 2013, Fitch Ratings revised the Outlook on Israel’s Long-Term Foreign-Currency IDR to Positive from Stable, reflecting confidence in the turnaround in the fiscal position and the Government’s commitment to a credible medium-term path for further deficit reduction. In November 2014, Fitch revised the Outlook on Israel’s Long-Term Foreign-Currency IDR back to Stable, following their view that the fiscal consolidation was set back by the effects of Operation Protective Edge during the third quarter of 2014.

Israel’s economy continues to be affected by current global economic conditions and the slow-growth climate in Europe. Europe continues to face uncertainty as many “eurozone” countries face moderate to low growth and inflation close to zero. The continued sluggish growth in the European Union (EU), which is one of Israel’s major trade partners, could have a material adverse impact on Israel’s balance of trade and thereby adversely affect Israel’s financial condition. Since late 2009, several “eurozone” governments, including Greece, Spain, Italy, Ireland, Portugal, France and Cyprus, have experienced rising national debt levels coupled with the downgrade of the credit ratings of their government debt. As a result, there has been significant price volatility in the secondary market for sovereign debt of European and other nations. Additionally, speculation regarding the inability of Greece and other “eurozone” governments to pay their national debts remains uncertain, although these concerns have eased in recent months. Another global economic condition that has had a negative impact on the Israeli economy is the slowdown in key emerging economies, including China and Brazil, which has contributed to the slowdown in Israeli exports.

Although Israel’s economy has sustained moderate rates of growth in recent years, there can be no assurance that Israel’s economy will continue to grow in a prolonged negative global economic climate.

Balance of Payments and Foreign Trade

Israel had a current account surplus of 3.7% of GDP in 2014. This surplus follows twelve years of a positive surplus in the current account. The current account balance decreased steadily from the second half of 2010 through the first quarter of 2012. This decrease was partially attributable to the cessation of natural gas flowing from Egypt and the slowdown in the extraction of natural gas from Yam Tethis reservoir, the combined effect of which required Israel to import expensive alternative fuels during 2011 and 2012. The production of natural gas from the Tamar reservoir, which started in late March 2013, and the decline in fuel prices since the second half of 2012, contributed to an improvement in the current account balance since the second half of 2012 and into 2013, 2014 and 2015. In the first half of 2014, the current account surplus was 4.6%. In the third quarter of 2014, a sharp decrease of the surplus was recorded, mainly due to the negative effects of Operation Protective Edge. In the fourth quarter of 2014, there was an improvement in the current account surplus, but the surplus remained lower than the levels recorded in the first half of 2014.

During the first three quarters of 2015, the upward trend in the current account surplus continued, as the surplus amounted to 3.5%, 4.7% and 5.1% of GDP in the first, second and third quarters, respectively. The third quarter figure was the highest surplus recorded since 2010.

During 2014, exports of goods and services continued their upward trend, and imports of goods and services increased. Thus, in 2014, Israel recorded a net-export surplus of $5.0 billion, slightly lower than the 2013 surplus of $5.2 billion. Compared to 2013, exports in real NIS terms grew moderately by 1.5% in 2014, and imports increased by 3.0%. The growth in exports of goods during 2014 was reflected in an increase of exports to the United States (6.1%), to the EU (2.7%) and to Asia (4.1%). Exports to other destinations decreased by 0.5% in 2014. Accordingly, the share of exports to the United States increased by 0.7% (from 26.2% in 2013 to 26.9% in 2014), while the share of exports to other destinations decreased by 0.8% (from 21.4% in 2013 to 20.6% in 2014). The share of exports to the EU (27.4% in 2013 and 27.2% in 2014) and to Asia (25.0% in 2013 and 25.2% in 2014) remained almost unchanged.

During the first, second and third quarters of 2015, exports of goods in current USD terms decreased by 3.1%, 5.3% and 0.2%, respectively, in each case compared to the previous quarter. At the same time, imports of goods also recorded a downward trend, as imports decreased by 4.9%, 6.6%, and 4.9% in the first, second and third quarters of 2015, respectively, in each case compared to the previous quarter. The growth of imports in 2015 is expected to be limited due to the local production of natural gas which will offset the imports of certain energy-related products and the decline in the commodities’ prices, and in particular energy prices.

On March 30, 2013, natural gas production at the Tamar reservoir began. The gas flowing from Tamar is being used mainly for domestic electricity production and has led to a significant decrease in energy-related imports. Following the beginning of gas production from Tamar, there were appreciation pressures on the NIS, leading the Bank of Israel to intervene in the foreign exchange market for the first time since 2011. Since the intervention, the Bank of Israel has purchased a total of $9.0 billion in foreign currency within the framework of the gas plan, including $3.5 billion during 2014, $3.1 billion during 2015 and $0.3 billion in January 2016. During 2014, the Bank of Israel had unplanned purchases of $3.5 billion in foreign currency. During 2015, the Bank of Israel had unplanned purchases of $5.7 billion, bringing foreign currency purchases to $8.8 billion in 2015. In November 2015, the Bank of Israel projected that the overall effect of natural gas production on the balance of payments in 2016 would be $1.8 billion, and the Bank announced that it would purchase foreign currency during 2016 accordingly. The Bank of Israel intends to continue such purchases of foreign currency until Israel’s sovereign wealth fund becomes operational, which is anticipated in 2018 (subject to legislative review by the Knesset).

Israel is a party to free trade agreements with its major trading partners and it is one of the few nations that has signed free trade agreements with both the United States and the EU.

Fiscal Policy

The budget deficit amounted to 2.15% of GDP in 2015, below the budget deficit target of 2.9% of GDP for that year. Since 2009, the budget deficit has been on a declining path, with the exception of 2012. In 2009, the budget deficit amounted to 4.84%, due to a decrease in tax revenues resulting from the global financial crisis (the 2009 budget deficit target was set at 6%); 3.44% of GDP in 2010 (the 2010 budget deficit target was set at 5.5%); 3.06% in 2011 (the 2011 budget deficit target was set at 3.0%); 3.89% in 2012 (the 2012 budget deficit target was set at 2.0%); 3.15% in 2013 (the 2013 budget deficit target was set at 4.7%); and 2.73% in 2014 (the 2014 budget deficit target was set at 3.0%). Pursuant to recent legislation, the budget deficit target is set at 2.9% of GDP for 2016.

In accordance with the Government’s long-term fiscal policy, the Knesset revised the government expenditure ceiling set forth in the Expenditure Law (as defined in “Public Finance — Limits on Expenditure and Deficit Reduction” in Exhibit D to Israel’s Annual Report for 2014). The revision modifies the formula that will be used to calculate the annual budget in the coming years. Under the new formula, beginning with the 2015 budget, the expenditure ceiling will be calculated based on the average population growth rate in the three years prior to the submission of the Expenditure Law, plus the ratio of the medium-term debt target (50%) and current debt-to-GDP ratio. The new rule will be based on the three-year average population growth rate in order to ensure a consistent increase in expenditure per capita.

Inflation and Monetary Policy

The inflation rate over the last decade was near the middle of the Government’s target range (1% – 3%) and stood at approximately 2% on average. The changes in the CPI reflect a rise in the prices of commodities, housing, and agricultural products. Measured at year-end, the CPI rose by 2.7% in 2010, 2.2% in 2011, 1.6% in 2012 and 1.8% in 2013.

In 2014 the CPI decreased by 0.2%. Since June 2014, the inflation rate has been below the lower band of the Government’s target range, and since September 2014 the inflation rate has been negative. In 2015 the CPI decreased by 1.0%. The CPI decreased by 0.6% during the twelve-month period ending January 31, 2016.

Because of the slowdown in the Israeli and global economies, the Bank of Israel lowered its key interest rate to 0.5% in the middle of 2009. As Israel’s economy recovered and continued to grow, the Bank of Israel began to gradually increase its key interest rate until it peaked at 3.25% in June 2011. The Bank of Israel then repeatedly reduced its key interest rate by 0.25%, beginning in September 2011. In May 2013, the Bank of Israel announced that it would further reduce the interest rate by 0.5%, to 1.25%. In March 2014, the Bank of Israel reduced its key interest rate to 0.75%. In August and September 2014, the Bank of Israel reduced its key interest rate twice, each time by 0.25%, to 0.25%. In March 2015, the Bank made another interest rate cut, lowering its key interest rate to 0.1%. The last interest rate cuts were made primarily because of the appreciation of the NIS. The real interest rate averaged -0.2% and -0.6% in 2013 and 2014, respectively, after two years of positive real interest rates of 0.2% and 0.1% in 2011 and 2012, respectively. In 2009 and 2010, the real interest rate was negative (-1.0% and -1.2%, respectively). As of the end of January 2016, the real interest rate, less inflation expectations, was 0.4%.

In recent years, Israel has been active in the global sovereign debt markets. In March 2009, Israel issued in the global markets an aggregate $1.5 billion principal amount of 5.125% bonds due 2019. In March 2010, Israel issued in the Euro market an aggregate €1.5 billion ($2.07 billion) principal amount of 4.625% bonds due 2020. In January 2012, Israel issued in the global markets an aggregate $1.5 billion principal amount of 4% bonds due 2022. In January 2013, Israel completed a dual-tranche issuance in the global markets, issuing an aggregate $1 billion principal amount of 3.15% bonds due 2023 and an aggregate $1 billion principal amount of 4.5% bonds due 2043. In January 2014, Israel issued in the Euro market an aggregate €1.5 billion ($2.05 billion) principal amount of 2.875% bonds due 2024.

The NIS/USD exchange rate saw an appreciation of the NIS between the second half of 2012 and the end of July 2014, averaging NIS 3.61 for 2013 and NIS 3.48 for the first half of 2014 (compared to NIS 3.86 in 2012). On July 31, 2012, December 31, 2012, July 31, 2013 and December 31, 2013, the NIS/USD exchange rate stood at NIS 3.997, NIS 3.733, NIS 3.566 and NIS 3.471, respectively. On July 24, 2014, the NIS/USD exchange rate stood at its lowest rate since July 2011, slightly above NIS 3.4. In view of this appreciation, the Bank of Israel made two interest rate cuts, as discussed above. In the second half of 2014, the NIS/USD exchange rate saw a depreciation of the NIS, as the rate increased from slightly above NIS 3.4 on July 24, 2014 to slightly below NIS 4.0 as of December 31, 2014. The depreciation trend of the NIS relative to the USD continued into the first months of 2015; in March and April 2015, the exchange rate was occasionally higher than NIS 4.0. Between May 2015 and July 2015, the exchange rate recorded an appreciation of NIS relative to the USD, standing at NIS 3.783 as of July 31, 2015. Since then, the NIS/USD exchange rate has been within a range of NIS 3.75–4.0. Since the beginning of 2015, the NIS recorded an appreciation relative to the Euro, mainly due to the Quantitative Easing in the “eurozone”.

In response to a sharp appreciation of the NIS that began in 2008 and continued until mid-2011, the Bank of Israel initiated a two-year policy of daily purchases of foreign currency. In August 2009, the Bank of Israel announced that it would terminate its daily purchasing of foreign currency but that it planned to continue purchasing such currency when it deems advisable. Between August 2011 and April 2013, the Bank of Israel did not make substantial foreign currency purchases. In May 2013, the Bank of Israel announced its plan to resume purchasing foreign currency to counteract the adverse effects of natural gas production from the Tamar reservoir, which began operating in late March 2013, on the balance of payments. Appreciation pressures on the NIS began following the commencement of production from the Tamar reservoir. The Bank of Israel’s intervention in the foreign exchange market, for the first time since 2011, is intended to offset the appreciation pressure on the NIS resulting from the increased domestic production of natural gas in order to avoid the phenomenon known as “Dutch disease”, which could negatively impact the Israeli economy. The Bank of Israel purchased $2.1 billion by the end of 2013, and another $3.5 billion in planned purchases during 2014. The Bank of Israel also purchased $3.5 billion in unplanned purchases during 2014.

In December 2014, the Bank of Israel projected that the overall effect of natural gas production on the balance of payments in 2015 would be $3.1 billion and announced that it would purchase foreign currency during 2015 accordingly. In November 2015, the Bank of Israel projected that the overall effect of natural gas production on the balance of payments in 2016 would be $1.8 billion and announced that it would purchase foreign currency during 2016 accordingly. Since the Bank of Israel’s intervention in the foreign exchange market, the Bank of Israel has purchased a total of $9.0 billion in foreign currency within the framework of the gas plan.

At the end of 2010 and 2011, official reserves stood at $70.9 billion and $74.9 billion, respectively. At the end of 2012 and 2013, official reserves stood at $75.9 billion and $81.8 billion, respectively. Due to the resumed purchases of foreign currency by the Bank of Israel, the official reserves increased to $86.1 billion as of the end of 2014 and $90.6 billion as of the end of 2015. As of the end of February 2016, the official reserves stood at $90.6 billion.

Labor Market

The rate of unemployment dropped to 5.1% in 2015, compared to 5.9% in 2014, reflecting a significant decrease compared to 6.2% in 2013, 6.9% in 2012 and 7.0% in 2011. The participation rate increased from 62.6% at the beginning of 2012 to 64.2% in the fourth quarter of 2014. In 2015, the participation rate has been stable at 64.1%, slightly lower than the 2014 rate. Despite the high participation rate and low unemployment rate, there are no major signs of pressure to increase wages, although the growth rate of wages has significantly accelerated since the beginning of 2015.

Capital Markets

The Tel-Aviv Stock Exchange (the “TASE”) is Israel’s sole stock exchange and the Tel-Aviv 100 (“TA-100”) and Tel-Aviv 25 (“TA-25”) are its main indices and primary indicators of the stock price performance of Israel’s public companies. The TA-100 and TA-25 measure the 100 and 25 companies, respectively, with the highest market capitalization listed on the TASE. The TASE is highly correlated with major stock markets in developed countries, and the global financial crisis and overall weakening in global growth starting in 2008 have affected Israel’s public companies. The TA-100 fell by 51.1% in 2008 but recovered in 2009 and 2010, rising by 88.8% and 14.9%, respectively. In 2011, the TA-100 fell by 20.1% and the TA-25 fell by 18%. The TASE partially recovered in 2012, with the TA-100 and TA-25 rising by 7.2% and 9.2%, respectively. This recovery continued into 2013 as the TA-100 and TA-25 increased by 15.1% and 12.1%, respectively. During 2014, the TA-100 and TA-25 increased by 6.7% and 10.2%, respectively.

In light of the 0.3% depreciation of the NIS against the USD during 2015, the TA-25 increased by 4.4% in USD terms and 4.0% in nominal terms over the course of the year. The value of the public portfolio of financial assets (a weighted average of the public’s holdings of financial assets and deposits, in Israel and abroad) increased by 8.8% and 6.8% during 2013 and 2014, respectively; According to the Bank of Israel estimate, the value of the public portfolio of financial assets shows a further increase of 4.7% in the first 10 months of 2015. In provident funds in 2013, there was a net inflow of assets under management of NIS 2,757 billion. In 2014, there was a net inflow of NIS 5,370 billion. For the first eleven months of 2015, there was an additional net inflow of 6,308 NIS billion.

The Bank of Israel, together with governmental authorities and regulators, monitors Israeli banks and financial institutions on an ongoing basis, supervising the banking system’s conditions and operations as a whole. In addition, the Bank of Israel cooperates with the Ministry of Finance and the Israel Securities Authority to achieve comprehensive regulation and supervision of Israel’s financial markets, to ensure coordination among the various entities in the financial sector and to set policies and measures that will be implemented and enforced with respect to such entities.

In 2011, the Bank of Israel and the Ministry of Finance took a number of steps to reduce short-term investments by foreign investors. These included, starting in January 2011, requiring banking corporations in Israel to meet a 10% reserve requirement for foreign exchange swap transactions and shekel-based forward contracts entered into by non-residents (which was subsequently canceled at the end of October 2014). In addition, the Ministry of Finance cancelled a tax exemption previously granted to foreign investors on capital gains from non-indexed zero-coupon securities of up to one-year maturity issued by the Bank of Israel (“Makam”) and short-term government bonds. To improve its ability to analyze transactions in the foreign exchange market and to increase transparency and investor confidence, the Bank of Israel imposed reporting obligations on Israeli residents and non-residents undertaking transactions in foreign exchange swaps and forwards exceeding $10 million per day, and non-residents undertaking transactions in Makam and short-term government bonds exceeding NIS 10 million per day.

Political Situation

The State of Israel was established in 1948. Israel is a parliamentary democracy, with governmental powers divided among separate legislative, executive and judicial branches. Israel has no formal written constitution but rather a number of basic laws that were granted special status, enabling judicial review by the Israeli Supreme Court. Israel’s constitutional jurisprudence is also grounded in judicial decisions and in the State’s Declaration of Independence. The President of Israel is the Head of State. The presidency is largely an apolitical, figurehead role, with the real executive power in the hands of the Prime Minister. The legislative power of the State resides in the Knesset, a unicameral parliament that consists of 120 members elected by universal suffrage under a system of proportional representation (see “State of Israel — Form of Government and Political Parties” in Exhibit D to Israel’s Annual Report for 2014).

Israel signed peace treaties with Egypt in 1979 and with Jordan in 1994, but past efforts to achieve peace with Syria, Lebanon and the Palestinians have yet to bear fruit. Relations between Israel and the Palestinian Authority continue to be based on existing agreements and on current efforts by the U.S. administration to resume peace talks.

In 2005, Israel redeployed out of the Gaza Strip (“Gaza”), dismantling all Israeli communities in Gaza and all its military bases there, as well as four Israeli settlements in the northern West Bank (see “State of Israel — International Relations” in Exhibit D to Israel’s Annual Report for 2014).

In the summer of 2006, Israel was engaged in a war with Hezbollah, a terror organization based in Lebanon. In June 2007, Hamas, a terror organization, assumed control over Gaza. In December 2008, in response to Hamas’s firing into Israel an increasing number of rockets from Gaza, Israel commenced Operation Cast Lead in Gaza with the goal of suppressing the rocket fire. The operation concluded in January 2009, contributing to relative calm from 2009 and into 2011. Operation Cast Lead did not materially affect the Israeli economy. From 2011 and into 2012, Hamas resumed and substantially increased its rocket attacks from Gaza, including for the first time using rockets that have the capability of reaching Tel Aviv and Jerusalem. In response, in November 2012, Israel launched Operation Pillar of Defense, a military campaign against terrorist targets in Gaza. Operation Pillar of Defense lasted eight days. In response to Hamas firing rockets from Gaza into Israel in the summer of 2014, in July 2014, Israel took defensive military action and commenced Operation Protective Edge with the goal of suppressing the rocket fire, some of which reached Israel cities and towns almost 100 kilometers away from Gaza. The operation ended in August 2014.

Having been at a standstill since 2009 (despite a brief round of talks beginning in September 2010), Israeli-Palestinian peace negotiations were again initiated, under the auspices of U.S. Secretary of State John Kerry, in July 2013. Progress was made but, before the last phase of negotiations of a prisoner release by Israel, for which Government approval was imminent, the Palestinian Authority breached its commitments and submitted requests to accede to fifteen international conventions. While the talks were suspended, the Palestinians announced a unity pact between Fatah and Hamas, which would lead to a so-called national consensus government. Incorporating Hamas into the Palestinian government, under one guise or another, is unacceptable to Israel as long as Hamas rejects the three benchmarks of the International Quartet (namely, recognizing Israel, accepting existing Israeli-Palestinian agreements, and renouncing violence). Although Israel has expressed its willingness to negotiate without preconditions with Palestinian partners who accept the Quartet’s conditions, Hamas still refuses to do so, leaving negotiations at an impasse. However, improvements have been made in economic and security cooperation with the Palestinian Authority.

In September 2011, the Palestinian Authority filed an application for membership with the United Nations. In November 2012, the General Assembly upgraded the Palestinian Authority’s status in the United Nations from a “non-member observer entity” to a “non-member observer state.”

Since January 2011, there has been political instability and civil unrest, in numerous Middle East and North African countries, including Bahrain, Libya, Egypt, Tunisia, Yemen and Syria. This unrest resulted in the removal of long-standing leadership in several of the aforementioned countries and created turbulent political situations in others. As Israel is situated in this region, it closely monitors these events, aiming to protect its economic, political and security interests. The delicate relations between Israel and its neighbors could become even more fragile with the domestic turmoil and change in regimes. However, such instances of instability in the Middle East and North Africa region have not materially affected Israel’s financial or political situation, and Israel believes that countries that have signed peace agreements with Israel remain committed to them, regardless of internal political developments. Nevertheless, there can be no assurance that such instability in the region will not escalate in the future, such instability will not spread to additional countries in the region, that current or new governments in the region will be successful in maintaining domestic order and stability, or Israel’s economic or political situation will not be affected thereby. This uncertainty is highlighted by recent fighting in Syria and Iraq, where an Islamist militia group known as ISIS (Islamist State in Iraq and Syria) is challenging the territorial boundaries of both states.

Since the signing of the Camp David Accords in 1979, peace with Egypt has been important to Israel’s national security. Following the ousting of Egyptian President Hosni Mubarak, the relationship between Egypt and Israel has been strained, but the election of President Al-Sisi has been accompanied by reassuring statements regarding common interests. As of January 2016, Israel did not perceive a material change in the strategic stance of Egypt, and the peace treaty between the two states remained in force. Moreover, As of January 2016, Israel monitors very closely the situation in Syria, in which many dangerous forces operate. The direct threat to Israel from the Syrian military has clearly diminished, also due to the dismantlement and removal of Syria’s chemical weapons. Nevertheless, Israel remains vigilant regarding the security challenges posed by its shared border with Syria, possible transfers of strategic weapons (including chemical and biological weapons), and the possibility that the ongoing civil war will devolve into a state of anarchy.

Fundamentalist regimes such as Iran present a deep concern for the international community and especially for states in the region. Since 2011, the prospect of a nuclear Iran has been at the center of international geopolitical discourse. The comprehensive agreement between the P5+1 group and Iran that was reached on July 2015 (Joint Comprehensive Plan of Action) conditions international economic sanctions relief, mainly United States and EU sanctions, on Iranian nuclear capabilities reduction and supervision by the International Atomic Energy Agency. Assessments forecast that the sanction relief day (“Implementation Day”) will be at the beginning of 2016. Despite the economic sanctions relief, the primary United States sanctions, and all other non-economic sanctions will remain in place. There is evidence that Iran continues to violate United Nations Security Council resolutions on those matters, so far with limited success of deterrence by the international community.

Privatization

Historically, the Government has been involved in nearly all sectors of the Israeli economy. In the past several decades, privatization has been an essential element of the broader market reforms initiated by the Government aiming to promote the growth of the private sector, mainly by enhancing competition. Israel has made substantial progress in recent years, resulting in the privatization of many enterprises owned by the State and the reduction of State subsidization of business enterprises. In total, between 1986 and 2014, 98 Government Companies (as defined in “Role of the State in the Economy” in Exhibit D to Israel’s Annual Report for 2014) became partially or fully-private. The proceeds stemming from these privatizations totaled $14.2 billion. In 2010, privatization proceeds amounted to NIS 4.5 billion (approximately $1.2 billion), partly as a result of the privatization of the State’s interest in two of the five major banks in Israel — Israel’s entire remaining stake in Israel Discount Bank Ltd. and 5% of the outstanding equity securities of Bank Leumi Le-Israel Ltd. Currently, the Government holds approximately 6.03% of Bank Leumi’s outstanding equity securities, and on June 9, 2014, the Finance Committee of the Knesset approved the Government’s request to sell the remaining stake over the coming year. The Government did not exercise its right to sell its stake in Bank Leumi, and the Knesset’s approval expired on June 9, 2015. In addition, the Government plans to continue with the process of privatizing its interests in financial institutions, as well as State-owned land, seaports, Postal Authority, energy and transportation utilities and parts of the defense industry (see “The Economy — Role of the State in the Economy” in Exhibit D to Israel’s Annual Report for 2014).

Loan Guarantee Program

In 1992, the United States approved up to $10 billion of loan guarantees during U.S. fiscal years 1993 through 1998 to help Israel absorb the influx of immigrants over this period. Israel completed its financings under this program in January 1998. In April 2003, the United States approved up to $9 billion in additional loan guarantees for Israel to be issued during U.S. government fiscal years 2003 through 2005, with an option to extend the program by an additional year. In 2005, the United States approved Israel’s request to extend the

$9 billion program for two more years; in 2006, this program was extended again through U.S. fiscal year 2011 (with an option to carry forward unused guarantee amounts for an additional year); and in 2012, the program was extended again through 2016. On October 24, 2012, the United States and Israel entered into an agreement establishing a new framework for administering the extended program. A further extension of the program was signed into law by President Obama on December 18, 2015. The new law extends the program until September 30, 2019 (with an option to carry forward unused guarantee amounts for an additional year) and allows the United States to provide access to up to $3.8 billion in future loan guarantees as part of the $9 billion commitment made in 2003.

The amount of guarantees that may be issued to Israel under the loan guarantee program may be reduced by an amount equal to the amount extended or estimated to have been extended by Israel for activities that the President of the United States determines are inconsistent with the objectives and understandings reached between the United States and Israel regarding the implementation of the loan guarantee program. Under the program, the United States issues guarantees with respect to all payments of principal and interest on certain bonds issued by Israel. The proceeds of the guaranteed loans may be used to refinance existing debt. Under the $9 billion loan guarantee program, between September 2003 and November 2004 Israel issued guaranteed notes totaling $4.1 billion face value. Israel has not issued any notes under the loan guarantee program since November 2004, and up to $3.8 billion of U.S. loan guarantees (subject to the reductions described above) remains available.

Selected Economic Indicators
(In Billions of NIS Unless Otherwise Noted)

	2010	2011	2012	2013	2014
Main Indicators
GDP (at constant prices)	876.1	920.2	946.7	977.4	1002.4
Real GDP growth	5.5%	5.0%	2.9%	3.3%	2.6%
GDP per capita (at constant 2010 prices)	114,965	118,536	119,726	121,335	122,070
GDP per capita, percentage change	3.6%	3.1%	1.0%	1.3%	0.6%
Inflation (change in CPI – annual average)	2.7%	3.5%	1.7%	1.5%	0.5%
Industrial production	9.5%	2.1%	4.0%	0.5%	1.2%
Business sector product (at constant 2010 prices)	653.4	691.0	709.3	733.6	750.4
Permanent average population (thousands)	7,621	7,764	7,906	8,056	8,212
Unemployment rate(1)	8.0%	7.0%	6.9%	6.2%	5.9%
Participation rate	62.6%	62.6%	63.6%	63.7%	64.2%
Foreign direct investment (net inflows, in billions of dollars)	6.3	8.7	8.5	12.4	6.7
Trade Data
FX reserves, nominal USD	70.9	74.9	75.9	81.8	86.1
Exports of goods and services (NIS, at constant 2010 prices)	306.8	334.2	337.3	337.6	342.8
FX reserves, as a % of gross public external debt	176.6%	206.9%	240.1%	276.0%	285.8%
Imports (F.O.B) of goods and services (NIS, at constant 2010 prices)	287.3	317.2	324.4	326.1	336.1
FX reserves, as of months of import	11.05	9.69	9.86	10.68	11.03
CA balance as % of GDP	3.5%	2.6%	1.6%	2.9%	3.7%
Government Debt(2)
Total gross government debt (at end-of-year current prices)(3)	608.2	633.0	666.8	696.3	715.8
General Gov Expenditures as % of GDP	40.4%	39.6%	40.1%	40.4%	40.1%
Total gross government debt as percentage of GDP	69.4%	67.6%	66.6%	65.9%	65.4%
Deficit as % of GDP	3.4%	3.1%	3.9%	3.1%	2.7%
External Debt
Net external creditor position as % of GDP	24.0%	23.2%	26.0%	28.0%	32.5%
External debt liabilities (in millions of dollars)	111,860	109,297	102,029	101,259	96,164
Net external debt (in millions of dollars)	-56,347	-60,840	-67,465	-81,812	-99,535
Revenues and Expenditures (net)
Revenues and grants	217.63	233.13	238.69	260.63	273.68
Expenditures	325.80	347.73	376.97	389.47	402.61
Expenditures other than capital expenditures	233.20	245.05	262.76	278.62	287.35
Development expenditures (including repayments of debt)	92.36	102.51	114	110.83	115.22
Repayments of debt	79.55	88.16	97.95	94.42	99.09

(1)	Reflects changes in the Central Bureau of Statistics’ labor survey methodology, resulting in higher values in the unemployment rate line items.
(2)	Government debt excluding local authorities’ debt.
(3)	Risk Management Dept., Debt Unit, Ministry of Finance.

Sources:  Central Bureau of Statistics, Bank of Israel and Ministry of Finance.

DESCRIPTION OF THE BONDS

Israel will issue the 2026 bonds under the Fiscal Agency Agreement dated as of March 13, 2000, as amended by Amendment No. 1 to Fiscal Agency Agreement dated as of February 24, 2004, and Amendment No. 2 to Fiscal Agency Agreement dated as of January 5, 2016, between Israel and Citibank, N.A., as fiscal agent, paying agent, transfer agent and registrar. Israel will issue the 2043 bonds under the Fiscal Agency Agreement dated as of March 13, 2000, as amended by Amendment No. 1 to Fiscal Agency Agreement dated as of February 24, 2004, between Israel and Citibank, N.A., as fiscal agent, paying agent, transfer agent and registrar.

This section of this prospectus supplement is a summary of the material provisions of the bonds and the applicable fiscal agency agreement. Because it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the bonds. Therefore, Israel urges you to read the applicable fiscal agency agreement and the form of bond in making your decision as to whether to invest in the bonds. Israel has filed copies of these documents with the SEC, and all of these documents are available at the SEC’s web site at www.sec.gov or may be inspected at the office of the SEC. Copies of each applicable fiscal agency agreement, including the form of bonds, may be inspected during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the office of the SEC listed in the accompanying prospectus under the heading “Where You Can Find More Information About the State of Israel” and at the offices of the fiscal agent in New York City and the listing agent in Luxembourg.

Any capitalized terms that are defined in the accompanying prospectus have the same meanings in this section unless a different definition appears in this section. If there are any inconsistencies between the information in this section and the information in the accompanying prospectus, the information in this section controls.

General Terms of the Bonds

The 2026 bonds, issued in an aggregate principal amount of $1,000,000,000, bear interest at a rate of 2.875% per annum and mature on March 16, 2026. The 2026 bonds will pay interest semi-annually in arrears in equal installments on March 16 and September 16 of each year, starting on September 16, 2016, to be paid to the person in whose name the global bond is registered at the close of business on the preceding March 1 or September 1.

The 2043 bonds, issued in an aggregate principal amount of $500,000,000, bear interest at a rate of 4.50% per annum and mature on January 30, 2043. The 2043 bonds will pay interest semi-annually in arrears in equal installments on January 30 and July 30 of each year, starting on July 30, 2016, to be paid to the person in whose name the global bond is registered at the close of business on the preceding January 15 or July 15.

The 2026 bonds will:

•	be issued as separate series under a fiscal agency agreement, as amended, between Israel and Citibank, N.A., as fiscal agent;
•	will be designated collective action securities and will, therefore, contain “collective action clauses” as described in the accompanying prospectus;
•	bear interest from March 16, 2016 or from the most recent interest payment date on which interest has been paid, calculated on the basis of a 360-day year consisting of twelve 30-day months;
•	be issued in fully registered form, without coupons, in denominations of $200,000 and integral multiples of $1,000 above that amount;
•	upon issuance, be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Israel and will rank without preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Israel;
•	be recorded on, and transferred through, the records maintained by The Depository Trust Company (“DTC”) and its direct and indirect participants, including the Euroclear System (“Euroclear”) and Clearstream Banking, Luxembourg, société anonyme (“Clearstream Banking Luxembourg”);

•	not be available in definitive form except under certain limited circumstances (see “— Certificated Bonds” below for a description of those circumstances when bonds in definitive form (certificated bonds) will be available); and
•	not be redeemable prior to maturity or subject to any sinking fund.

The 2043 bonds will:

•	be a further issuance of, will trade interchangeably with, rank equally with, and form a single issue and series with, our 4.50% bonds due 2043 which were issued on January 31, 2013 and of which there are currently $1,000,000,000 aggregate principal amount outstanding. Following the issuance of the 2043 bonds offered by this prospectus supplement, the aggregate principal amount of the outstanding 4.50% bonds due 2043 will be $1,500,000,000.
•	will be designated collective action securities and will, therefore, contain “collective action clauses” as described in the accompanying prospectus;
•	bear interest from the most recent interest payment date on which interest has been paid, calculated on the basis of a 360-day year consisting of twelve 30-day months. The first interest payment on the 2043 bonds will include accrued interest from and including January 30, 2016;
•	be issued in fully registered form, without coupons, in denominations of $200,000 and integral multiples of $1,000 above that amount;
•	upon issuance, be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Israel and will rank without preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Israel;
•	be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream Banking Luxembourg;
•	not be available in definitive form except under certain limited circumstances (see “— Certificated Bonds” below for a description of those circumstances when bonds in definitive form (certificated bonds) will be available); and
•	not be redeemable prior to maturity or subject to any sinking fund.

Fiscal Agent and Listing Agent

The 2026 bonds will be issued pursuant to the fiscal agency agreement dated March 13, 2000, as amended by Amendment No. 1 to Fiscal Agency Agreement dated as of February 24, 2004, and Amendment No. 2 to Fiscal Agency Agreement dated as of January 5, 2016, between Israel and Citibank, N.A., as fiscal agent. The 2043 bonds will be issued pursuant to the fiscal agency agreement dated March 13, 2000, as amended by Amendment No. 1 to Fiscal Agency Agreement dated as of February 24, 2004, between Israel and Citibank, N.A., as fiscal agent. The applicable fiscal agency agreement will govern the duties of the fiscal agent. The fiscal agent is an agent of Israel, not a trustee for the holders of the bonds and, unlike a trustee, does not have the responsibility or duty to act for the holders of the bonds. You may obtain a copy of the fiscal agency agreement and the form of bonds included therein, free of charge, at the office of the listing agent in Luxembourg and at the office listed in the accompanying prospectus under the heading “Where You Can Find More Information About the State of Israel”.

In addition, so long as the bonds are listed on the official list of the Luxembourg Stock Exchange and the rules of such exchange so require, Israel will maintain a listing agent in Luxembourg. Israel has initially appointed Banque Internationale à Luxembourg, société anonyme (“BIL”), to serve as its listing agent in Luxembourg.

Israel may at any time appoint a new fiscal agent. Israel will promptly provide notice (as described under “— Notices”) of the termination or appointment of, or of any change in the office of, the fiscal agent or the listing, paying or transfer agent.

Israel may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent and the listing agent.

Interest

If an interest payment date is not a Business Day at the relevant place of payment, payment of interest will be made on the next day that is a Business Day at that place of payment. “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law to close in The City of New York and, for any place of payment outside of The City of New York, in such place of payment.

Interest on the bonds will be computed on the basis of a 360-day year of twelve 30-day months.

Global Clearance And Settlement

Israel has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream Banking Luxembourg. DTC, Euroclear and Clearstream Banking Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. None of Israel, the underwriters or the registrar of the bonds will be responsible for DTC’s, Euroclear’s or Clearstream Banking Luxembourg’s performance of their obligations under their rules and procedures; nor will Israel or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;
•	a “banking organization” under the New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” under the New York Uniform Commercial Code; and
•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is a wholly-owned subsidiary of the Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

The foregoing information about DTC has been provided to Israel by DTC for informational purposes only and is not a representation, warranty or contract modification of any kind.

Euroclear and Clearstream Banking Luxembourg

Like DTC, Euroclear and Clearstream Banking Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream Banking Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking Luxembourg participants are financial institutions such as the underwriters of this offering, securities brokers and dealers, banks, trust companies and other organizations. The underwriters are participants in Euroclear or Clearstream Banking Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream Banking Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream Banking Luxembourg participants.

Ownership of Bonds Through DTC, Euroclear and Clearstream Banking Luxembourg

Israel will issue the bonds in the form of a fully registered book-entry security, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts.

You may hold your beneficial interests in the book-entry security through Euroclear or Clearstream Banking Luxembourg if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream Banking Luxembourg will hold their participants’ beneficial interests in the book-entry security in their customers’ securities accounts with their depositaries.

These depositaries of Euroclear and Clearstream Banking Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

Israel and the fiscal agent generally will treat the registered holder of the bonds, initially Cede & Co., as the absolute owner of the bonds for all purposes. Once Israel and the fiscal agent make payments to the registered holders, Israel and the fiscal agent will no longer be liable on the bonds for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry security, you must rely on the procedures of the institutions through which you hold your interests in the book-entry security (including DTC, Euroclear, Clearstream Banking Luxembourg and their participants) to exercise any of the rights granted to the holder of the book-entry security. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry security, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the bonds through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the fiscal agency agreement or the bonds. Euroclear’s or Clearstream Banking Luxembourg’s ability to take actions as a holder under the bonds or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream Banking Luxembourg will take such actions only in accordance with their respective rules and procedures.

The fiscal agent will not charge you any fees for the bonds, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed bonds. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the bonds to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the bonds to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Transfers Within and Between DTC, Euroclear and Clearstream Banking Luxembourg

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the bonds among themselves in the ordinary way according to DTC rules. DTC participants will pay for such transfers by wire transfer.

Trading Between Euroclear and/or Clearstream Banking Luxembourg Participants

Participants in Euroclear and Clearstream Banking Luxembourg will transfer interests in the bonds among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream Banking Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream Banking Luxembourg Purchaser

When the bonds are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream Banking Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to receive the bonds and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the bonds will be credited to the depositary’s account. After settlement has been completed, DTC will credit the bonds to Euroclear or Clearstream Banking Luxembourg, Euroclear or Clearstream Banking Luxembourg will credit the bonds, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from Euroclear’s or Clearstream Banking Luxembourg’s account will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream Banking Luxembourg will need to make funds available to Euroclear or Clearstream Banking Luxembourg in order to pay for the bonds by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream Banking Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream Banking Luxembourg until the bonds are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream Banking Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream Banking Luxembourg to draw on the line of credit to finance settlement for the bonds. Under this procedure, Euroclear or Clearstream Banking Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the bonds were credited to the participant’s account. However, interest on the bonds would accrue from the value date. Therefore, in many cases the interest income on bonds which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream Banking Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the bonds can use its usual procedures for transferring bonds to the depositaries of Euroclear or Clearstream Banking Luxembourg for the benefit of Euroclear or Clearstream Banking Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream Banking Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream Banking Luxembourg participants can use their usual procedures to transfer bonds through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream Banking Luxembourg through a participant at least one business day prior to the settlement date.

Euroclear or Clearstream Banking Luxembourg will then instruct its depositary to credit the bonds to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream Banking Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if the settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream Banking Luxembourg participant selling the bonds has a line of credit with Euroclear or Clearstream Banking Luxembourg and elects to be in debt for the bonds until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Finally, a day trader that uses Euroclear or Clearstream Banking Luxembourg and that purchases bonds from a DTC participant for credit to a Euroclear or Clearstream Banking Luxembourg accountholder should note that these trades will automatically fail on the sale side unless affirmative action is taken, including:

(a)	borrowing through Euroclear or Clearstream Banking Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream Banking Luxembourg account) in accordance with the clearing system’s customary procedures;
(b)	borrowing the bonds in the United States from a DTC participant no later than one day prior to settlement, which would give the bonds sufficient time to be reflected in the borrower’s Euroclear or Clearstream Banking Luxembourg account in order to settle the sale side of the trade; or
(c)	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream Banking Luxembourg account holder.

Same-Day Settlement and Payment

The underwriters will settle the bonds in immediately available funds. Israel will make principal and interest payments on the bonds in immediately available funds or the equivalent. Secondary market trading between DTC direct participants will occur in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same Day Funds Settlement System. Secondary market trading between Clearstream Banking Luxembourg customers and Euroclear participants will occur in accordance with the applicable rules and operating procedures of Clearstream Banking Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Certificated Bonds

Unless and until they are exchanged, in whole or in part, for bonds in definitive form in accordance with the terms of the bonds, the bonds may not be transferred except (1) as a whole by DTC to a nominee of DTC, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. The bonds cannot be partially exchanged into definitive bonds.

Israel will issue certificated bonds in definitive form to you or your nominees, rather than to DTC or its nominees, only if:

•	Israel advises the fiscal agent in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, and the fiscal agent or Israel is unable to locate a qualified successor within 90 days;
•	an event of default has occurred and is continuing under the fiscal agency agreement or the bonds; or
•	Israel, at its option, elects to terminate the book-entry system through DTC.

If any of the three above events occurs, DTC is required to notify all direct participants that bonds in fully certificated registered form are available through DTC. DTC will then surrender the global bond representing the bonds along with instructions for re-registration. The fiscal agent will re-issue the bonds in fully certificated registered form, in denominations of $200,000 and integral multiples of $1,000 above that amount, and will recognize the registered holders of the certificated bonds as holders under the fiscal agency agreement.

If Israel issues certificated bonds in definitive form, they will have the same terms and authorized denominations as the bonds in book-entry format. You may present bonds in definitive form for transfer, exchange or payment at the corporate trust office of the fiscal agent in New York City, according to the procedures in the fiscal agency agreement, and, in the case of bonds in definitive form presented for payment, principal and interest thereon will be payable at the office of the fiscal agent in New York City. In the case of a transfer of part of a bond in definitive form, the registrar or transfer agent will issue a new bond in definitive form to the transferee and a second bond in definitive form in respect of the balance of the bond in definitive form to the transferor. Certificated bonds presented for transfer must be accompanied by an executed instrument of assignment and transfer.

Replacement of Bonds

If any certificated bond in definitive form becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the certificated bond or the evidence of its loss, theft or destruction to the fiscal agent. Israel and the fiscal agent may require you to sign an indemnity under which you agree to pay Israel, the fiscal agent or any other agent of Israel for any losses that they may suffer relating to the certificated bond in definitive form that was mutilated, destroyed, stolen or lost. Israel and the fiscal agent may also require you to present other documents or proof of ownership. After you deliver these documents, if neither Israel nor the fiscal agent have notice that a bona fide purchaser has acquired the certificated bond in definitive form you are exchanging, Israel will execute, and the fiscal agent will authenticate and deliver to you, a substitute certificated bond in definitive form with the same terms as the certificated bond in definitive form you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost certificated bond in definitive form.

Notices

The fiscal agent will mail notices by first class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the fiscal agent maintains. The fiscal agent will only mail these notices to Cede & Co., as the registered holder of the bonds, unless Israel reissues the bonds to you or your nominees in fully certificated form.

In addition, if, and for so long as, the bonds are listed on the official list of the Luxembourg Stock Exchange, the fiscal agent will publish notices regarding the bonds, including notice of any modification, in a daily newspaper of general circulation in Luxembourg. Israel expects that this newspaper will be the Luxembourg Wort. Notices can also be published on the website of the Luxembourg Stock Exchange, http://www.bourse.lu. Published notices will be deemed to have been given on the date they are published. If publication as described above becomes impossible, then the fiscal agent may publish sufficient notice by alternate means that approximate the terms and conditions described in this paragraph.

Prescription

Under the State of New York’s statute of limitations, any legal action to enforce Israel’s obligation to pay principal and interest under the bonds must be commenced within six years after any such payment is due. Thereafter, Israel’s payment obligations will generally become unenforceable.

Governing Law

The fiscal agency agreement and the bonds, for all purposes, shall be governed by and construed in accordance with the laws of the State of New York, except with respect to the authorization and execution of the fiscal agency agreement and the bonds on behalf of Israel, which shall be governed by the laws of Israel.

TAXATION

United States

The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a bond.

This discussion assumes that you (i) hold the bond as capital assets as defined in the U.S. federal tax laws (generally, assets held for investment), (ii) were the initial purchaser of that bond and (iii) acquired the bond at its issue price. This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	dealers in securities or currencies;
•	securities traders using a mark-to-market accounting method;
•	financial institutions, regulated investment companies, real estate investments trusts and insurance companies;
•	banks or life insurance companies;
•	persons subject to the alternative minimum tax;
•	persons that do not use the U.S. dollar as their functional currency; or
•	tax-exempt organizations.

Finally, this discussion assumes that you are not using a bond as part of a more complex transaction, such as a “straddle” or a hedging transaction. If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a bond may have U.S. federal income tax consequences for you that are not covered in this discussion.

This discussion does not cover any state, local or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws. This discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, and the regulations, rulings and judicial decisions interpreting the Code as of the date that this prospectus supplement was issued. All of these authorities are subject to change at any time and may be repealed, revoked or modified, possibly with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the validity and accuracy of this discussion.

Israel has not sought any opinion of counsel or ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a bond, as the case may be, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of bonds that are partnerships and partners in those partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the bonds.

You should consult your own tax advisor concerning the U.S. federal, state, local, non-U.S. and other tax consequences to you of the purchase, ownership or disposition of a bond in light of your particular circumstances, as well as the effect of any relevant state, local, foreign or other tax laws.

Taxable Exchange

A change under the collective action clause may give rise to a deemed exchange upon which gain or loss is realized if the modified bond differs materially either in kind or extent from the original bond (a “significant modification”). A modification of a bond that is not a significant modification does not create a deemed exchange. Under applicable regulations, the modification of a bond is a significant modification if, based on all of the facts and circumstances and taking into account all modifications of the bond collectively (other than modifications that are subject to special rules), the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” The applicable regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments, are significant.

U.S. Holders

This section applies to you if you are a “U.S. Holder”, meaning that you are the beneficial owner of a bond and you are:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;
•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state of the United States, or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;
•	a trust if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or a trust that was in existence on August 20, 1996 and has made a valid election under U.S. Treasury regulations to be treated as a domestic trust; or
•	a partnership, but only with respect to partners that are U.S. Holders under any of the foregoing clauses.

Qualified Reopening

A portion of the bonds will be issued in a “qualified reopening” of the outstanding 4.50% bonds due 2043 issued on January 31, 2013. For United States federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the bonds will have the same issue date, the same issue price and the same adjusted issue price as the existing outstanding 4.50% bonds due 2043 issued on January 31, 2013 for U.S. federal income tax purposes.

Payments of Stated Interest.  Payments or accruals of stated interest on a bond generally will be taxable to you as ordinary income at the time you receive or accrue such amounts (in accordance with your regular method of tax accounting). If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you receive them. However, the first payment of stated interest on a bond will not be includable in your income to the extent that it reflects pre-issuance accrued interest, but will instead reduce your adjusted tax basis in your bond.

In addition to interest on the bond, you will be required to include any tax withheld from the interest payment as ordinary income, even though you did not in fact receive it, and any additional amounts paid in respect of such tax withheld.

For purposes of the foreign tax credit provisions of the Code, interest (including any additional amounts) on a bond generally will constitute income from sources outside the United States. Under the foreign tax credit rules, that interest will, depending on your circumstances, be “passive” or “general” income, which, in either case, is treated separately from some other types of income for purposes of computing the foreign tax credit allowable to you under the U.S. federal income tax laws.

Treatment of Premium.  If you purchase a bond for an amount in excess of its principal amount, you may elect to treat the excess as amortizable premium over the term of the bond. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your bond by the amount of amortizable premium allocable to that year, based on the yield to maturity of your bond. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the IRS. If you do not make the election to amortize premium on a bond and hold the bond to maturity, you will have a capital loss for U.S. federal income tax purposes, equal to the amount of the premium, when the bond matures. If you do not make the election to amortize premium and sell or otherwise dispose of the bond before maturity, the premium will be included in your “tax basis” in the bond, and therefore will decrease the gain, or increase the loss, that you would otherwise realize on the sale or other disposition of the bond.

Treatment of Discount.  If a bond is issued with more than de minimis original issue discount (“OID”), you must include in your gross income an amount of OID on an OID bond as ordinary interest income on an accrual basis generally under a “constant yield to maturity” method as described below (whether you are a cash or accrual basis taxpayer for U.S. federal income tax purposes). OID will be de minimis if it is less than 0.25% of the stated redemption price at maturity of the bonds multiplied by the number of complete years from the issue date to the maturity date. Generally, OID must be included in income in advance of the receipt of cash representing such income.

The total amount of OID on an OID bond equals the excess of the bond’s “stated redemption price at maturity” over its “issue price”. The “stated redemption price at maturity” equals the sum of all payments due under the OID bond, other than any payments of qualified stated interest, which is stated interest that is unconditionally payable in money at least annually, at a fixed rate, during the entire term of a debt instrument. The “issue price” generally equals the initial public offering price at which a substantial number of bonds is issued in a given offering.

The amount of OID on an OID bond that you must include in income during a taxable year is the sum of the “daily portions” of OID for that bond. The daily portions are determined by allocating to each day in an “accrual period” (generally the period between compounding dates) a pro rata portion of the OID attributable to that accrual period. The amount of OID attributable to an accrual period is the product of the “adjusted issue price” of the bond at the beginning of the accrual period and its yield to maturity, reduced by the sum of the payments of qualified stated interest on the bond allocable to the accrual period. The adjusted issue price of the bond at the beginning of any accrual period is generally equal to the sum of its issue price and all prior accruals of OID. Cash payments on an OID bond are allocated first to any stated interest then due, then to previously accrued OID (in the order of accrual) to which cash payments have not yet been allocated, and then to principal.

You generally may make an irrevocable election to include in your income the entire return on an OID bond (including payments of qualified stated interest) under the constant yield method applicable to OID.

Any OID included in your income will constitute foreign source income, and generally will be “passive” or “general” income for U.S. foreign tax credit purposes.

Purchase, Sale, Redemption and Retirement of a Bond.  If you sell or otherwise dispose of a bond in a taxable disposition, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your adjusted “tax basis” in the bond. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the bond, other than amounts that represent interest that is due to you but that has not yet been paid (which will be taxed to you as ordinary income). Your adjusted “tax basis” in the bond will equal the amount that you paid for the bond, decreased (but not below zero) by any cash payments of principal that you have received with respect to the bond, and increased by the amount of any OID previously included in income in respect of the bond.

Gain or loss from the sale or other taxable disposition of a bond generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time you sell or dispose of the bond, you have held the bond for more than one year. Under current law, net capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Limitations may apply to your ability to deduct a capital loss. Any capital gains or losses that arise when you sell or otherwise dispose of a bond generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code. Therefore, you may not be able to claim a credit for any Israeli tax imposed upon a disposition of a bond unless (subject to special limits) you have other income from foreign sources and certain other requirements are met.

Medicare Tax.  A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income generally will include your interest income and your net gains from the disposition of the bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Information with Respect to Foreign Financial Assets.  United States citizens, resident aliens and certain non-resident aliens who own “specified foreign financial assets” generally will be required to file an information report on Form 8938, Statement of Specified Foreign Financial Assets. Securities issued by non-United States persons and financial instruments held for investment that have non-United States issuers are “specified foreign financial assets” unless they are maintained by a qualifying financial institution. An entity holding financial assets for the account of others is a qualifying financial institution if not less than 20 percent of its gross income during the previous three years derives from holding financial assets and related financial services.

Individuals are currently required to file this information report and entities are not; however, new regulations are likely to be issued that will require United States domestic entities to report specified foreign financial assets. Different reporting thresholds apply to individuals based on their circumstances, but generally an information return will be required of (i) unmarried owners of specified foreign financial assets with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year and (ii) married owners filing a joint income tax return and owning specified foreign financial assets with an aggregate value in excess of $100,000 on the last day of the taxable year, or $150,000 at any time during the year.

The bonds may be treated as specified foreign financial assets. You may be subject to this information reporting regime and be required to file a form listing these assets with your U.S. federal income tax return. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the bonds.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder”, meaning that you are a beneficial owner of a bond that is not a “U.S. Holder” as defined above.

Payments of Stated Interest.  Subject to the discussion of backup withholding below, you will not be subject to U.S. federal income tax, including withholding tax, on interest that you receive on a bond unless you are engaged in a trade or business in the United States and the interest on the bond is treated for tax purposes as “effectively connected” to that trade or business (or, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States).

If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, (or, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States), you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, your interest income subject to tax in that manner may increase your liability under the U.S. branch profits tax.

Purchase, Sale, Redemption and Retirement of a Bond.  Subject to the discussion of backup withholding below, you will not be subject to U.S. federal income tax, including withholding tax, for any capital gain that you realize when you sell a bond unless:

•	that gain is effectively connected for U.S. federal tax purposes to any U.S. trade or business in which you are engaged (or, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States); or
•	if you are an individual, you (i) are in the United States for 183 days or more in the taxable year in which you sell the bond and certain other requirements are met, (ii) you have a tax home (as defined in the Code) in the United States in the taxable year in which you sell the bond or (iii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

Backup Withholding and Information Reporting

If you are a non-corporate U.S. Holder, and, unless you prove that you are otherwise exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person”, as defined below. Backup withholding will apply to such payments of principal and interest if you fail to (i) provide an accurate taxpayer identification number; (ii) certify that you are not subject to backup withholding; (iii) report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from backup withholding and information reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to prove your exemption. The payment of proceeds of a sale or redemption of a bond effected at the United States office of a broker will generally be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale effected at a foreign office of a broker that is a United States Controlled Person, unless the broker has documentary evidence that the you are not a United States person (and has no actual knowledge to the contrary) or you otherwise establish an exemption. A United States Controlled Person is defined below:

•	a U.S. Person;
•	a controlled foreign corporation for U.S. federal tax purposes;
•	a non-United States person 50% or more of whose gross income is derived for tax purposes from the conduct of a United States trade or business for a specified three-year period; or
•	a non-United States partnership in which United States persons hold more than 50% of the income or capital interests or which is engaged in the conduct of a United States trade or business.

Backup withholding rules will apply to such payments if the broker has actual knowledge that you are a United States person. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS.

Israeli Taxation

Under Israeli law as presently in effect, payments made under the bonds to holders who are not residents of Israel will be exempt from Israeli taxation; and for the aforementioned holders there is no transfer, stamp or similar taxes under the laws of Israel payable in connection with the issuance, transfer or sale of the bonds.

EU Directive on Taxation of Savings Income

Under EC Council Directive 2003/48/EC on the taxation of savings income (the “EU Savings Tax Directive”), each Member State of the European Union is required, from July 1, 2005, to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in that other Member State; however, for a transitional period, Austria and Luxembourg may instead apply a withholding system in relation to such payments, deducting tax at rates of 35%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

Also with effect from July 1, 2005, a number of non-EU countries and certain dependent or associated territories of certain Member States, have agreed to adopt measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident in one of those territories.

Grand Duchy of Luxembourg

Luxembourg Taxation

The following is a general description of certain Luxembourg withholding tax considerations relating to the bonds. It does not purport to be a complete analysis of all tax considerations relating to the bonds, whether in Luxembourg or elsewhere. Prospective purchasers of the bonds should consult their own tax advisers as to which countries’ tax laws could be relevant to acquiring, holding and disposing of the bonds and receiving payments of interest, principal and/or other amounts under the bonds and the consequences of such actions under the tax laws of Luxembourg. This summary is based upon the law as in effect on the date of this prospectus supplement. The information contained within this section is limited to withholding tax issues, and prospective investors should not apply any information set out below to other areas, including (but not limited to) the legality of transactions involving the bonds.

Withholding Tax

All payments of interest and principal by Israel in the context of the holding, disposal, redemption or repurchase of the bonds can be made free and clear of any withholding or deduction for or on account of any taxes of whatsoever nature imposed, levied, withheld, or assessed by Luxembourg or any political subdivision or taxing authority thereof or therein, in accordance with the applicable Luxembourg law, subject however to:

(i)	the application of the Luxembourg law of June 21, 2005 implementing the European Union Savings Directive (Council Directive 2003/48/EC) and several agreements concluded with certain dependent or associated territories and providing for the possible application of a withholding tax (at a rate of 35% from July 1, 2011) on interest paid to certain non-Luxembourg resident investors (individuals and certain types of entities called “residual entities”) in the event of Israel appointing a paying agent in Luxembourg within the meaning of the above-mentioned directive (see section “EU Directive on Taxation of Savings Income” above) or applicable agreements and the interest payment is made through this Luxembourg paying agent; and
(ii)	the application of the amended law dated December 23, 2005 according to which a 10% withholding tax is levied on payments of interest or similar income made by Luxembourg paying agent to (or for the benefit of) Luxembourg resident individuals or to certain foreign residual entities securing the interest for such Luxembourg resident individuals. This withholding tax also applies on accrued interest received upon sale, disposal, redemption or repurchase of the bonds. Such withholding tax is in full discharge of income tax if the beneficial owner is an individual acting in the course of the management of his/her private wealth who does not hold the bonds as business assets. Luxembourg resident individuals beneficial owners of payments of interest or similar income made by a paying agent established outside Luxembourg in a Member State of the European Union or the European Economic Area or in a jurisdiction having concluded an agreement with Luxembourg in connection with the European Union Savings Directive may opt for a final 10% levy. In such case, the 10% levy is calculated on the same amounts as for the payments made by Luxembourg paying agents. The option for the 10% final levy must cover all interest payments made by paying agents to the beneficial owner during the entire civil year.

Responsibility for the withholding of tax in application of the above-mentioned Luxembourg laws of June 21, 2005 and December 23, 2005, as amended, is assumed by the Luxembourg paying agent within the meaning of these laws and not by Israel.

UNDERWRITING

Israel has entered into an underwriting agreement, dated March 9, 2016, with respect to the bonds with Barclays Capital Inc., Citigroup Global Markets Inc. and Goldman, Sachs & Co. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have severally and not jointly agreed to purchase the principal amount of bonds set forth opposite their respective names:

Underwriters	Principal Amount of 2026 Bonds	Principal Amount of 2043 Bonds
Barclays Capital Inc.	$333,334,000	$166,666,000
Citigroup Global Markets Inc.	333,333,000	166,667,000
Goldman, Sachs & Co.	333,333,000	166,667,000
Total	$1,000,000,000	$500,000,000

The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the bonds is subject to certain conditions, including the delivery of certain legal opinions. Under the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all of the bonds covered by the underwriting agreement if any are taken. Subject to the conditions set forth in the underwriting agreement, each underwriter has agreed to purchase the bonds set forth opposite its name in the above table at a discount from the price indicated on the cover page of this prospectus supplement, and to offer the bonds to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the bonds, the underwriters may from time to time vary the offering price. The offering of the bonds by the underwriters is subject to receipt and acceptance of an order and subject to the underwriters’ right to reject any order in whole or in part.

Israel will pay transaction expenses, estimated to be approximately $275,000, not including the underwriting discount. The underwriters have agreed to reimburse Israel for certain expenses incurred in connection with this offering.

Israel has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have from time to time, directly or indirectly, provided investment and/or commercial banking or financial advisory services to Israel, for which they have received customary fees and commissions, and expect to provide these services to Israel in the future, for which they expect to receive customary fees and commissions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect that delivery of the bonds will be made against payment thereof on or about the closing date specified in this prospectus supplement, which will be the fifth business day following the date of pricing of the bonds (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade bonds on the date of pricing or the next succeeding business day should consult their own advisor.

STABILIZATION

In connection with this offering, the underwriters and their respective affiliates (the “Stabilizing Underwriters”) may overallot or effect transactions with a view to supporting the market price of the securities at a level higher than that which might otherwise prevail for a limited period. Those transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, pursuant to which those underwriters and affiliates may bid for or purchase bonds for the purpose of stabilizing the market price. The Stabilizing Underwriters also may create a short position for the account of the underwriters by selling more bonds in connection with this offering than they are committed to purchase from Israel. In that case, the Stabilizing Underwriters may purchase bonds in the open market following completion of this offering to cover their short position. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased bonds sold by or for the account of such underwriter in stabilizing or short covering transactions. Any of the transactions described in this paragraph may result in the maintenance of the price of the bonds at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, however, and such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period.

Neither Israel nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the bonds. In addition, neither Israel nor any of the underwriters makes any representation that any of the underwriters will engage in such transactions, or that such transactions, once begun, will not be discontinued without notice.

OFFERING RESTRICTIONS

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the underwriters has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of bonds to the public in that Relevant Member State prior to the publication of a prospectus in relation to the bonds which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of bonds to the public in the Relevant Member State at any time:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the bonds shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it will only communicate or cause to communicate an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of any Offered Securities in circumstances in which Section 21(1) of FSMA does not apply to Israel; and
(b)	it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

Hong Kong

The bonds may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the bonds may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The bonds have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each syndicate member acknowledges that the bonds may not be offered or sold, or be made the subject of an invitation for subscription or purchase, nor may the prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”) (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Israel

This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of securities in Israel. Any public offer or sale of securities in Israel may be made only in accordance with the Israeli Securities Act-1968 (which requires, among other things, the filing of a prospectus in Israel).

Switzerland

The offering of the bonds is not a public offering in Switzerland. The bonds may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland. None of this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the bonds constitutes a prospectus as such term is understood pursuant to Article 652a and/or Article 1156 of the Swiss Code of Obligations and none of this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the bonds is subject to the Directive for Notes of Foreign Borrowers of the Swiss Bankers Association. The bonds will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the bonds, including, but not limited to, this prospectus supplement and the accompanying prospectus, do not claim to comply with the disclosure standards of the Swiss Code of Obligations and the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules thereof.

LISTING, ADMISSION TO TRADING AND GENERAL INFORMATION

Listing and Listing Agent

Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to have the bonds admitted to trading on the Regulated Market of the Luxembourg Stock Exchange (Bourse de Luxembourg). The total fees and expenses in connection with the admission of the bonds to trading on the Regulated Market are expected to be approximately €35,000.

The Luxembourg Stock Exchange takes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, makes no representation as to their accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus.

Offers and sales of the bonds are subject to restrictions in relation to the European Economic Area and the United Kingdom, details of which are set out in the section titled “Offering Restrictions”. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the bonds in certain other jurisdictions may also be restricted by law.

The Luxembourg listing agent is BIL, 69 Route d’Esch, L-2953, Luxembourg.

Clearing

The bonds have been accepted for clearance through DTC, Euroclear and Clearstream Banking Luxembourg. The 2026 bonds have been allocated the following codes: International Security Identification Number (ISIN) US46513CXR23 and CUSIP No. 46513C XR2. The 2043 bonds have been allocated the following codes: International Security Identification Number (ISIN) US4651387N91 and CUSIP No. 465138 7N9. The address of DTC is 55 Water Street, New York, NY 10041-0099, United States of America. The address of Euroclear is Boulevard du Roi Albert II, B-1210 Brussels. The address of Clearstream Banking Luxembourg is 42 Avenue Kennedy L-1855 Luxembourg.

Due Authorization

Israel has authorized the creation and issue of the bonds pursuant to State Property Law 5711-1951. The State of Israel has obtained all necessary consents, approvals and authorizations in the State of Israel in connection with the issue and performance of the bonds.

Litigation

Neither Israel nor any governmental agency of Israel is involved in any litigation or arbitration or administrative proceeding relating to claims or amounts which are material in the context of the issue of the bonds and which would materially and adversely affect Israel’s ability to meet its obligations under the bonds and the fiscal agency agreement with respect to the bonds. No such litigation or arbitration or administrative proceeding is pending, or, so far as Israel is aware, threatened.

General Information

The information contained in the Annual Report of the State of Israel on the Form 18-K for the fiscal year ended December 31, 2014 filed with the SEC on June 30, 2015, as amended on January 7, 2016, which contains the economic, financial and statistical information for fiscal years ended December 31, 2014, December 31, 2013, December 31, 2012, December 31, 2011 and December 31, 2010, shall be deemed to be incorporated in, and to form part of, this prospectus supplement and accompanying prospectus. Save as disclosed in this prospectus supplement and the accompanying prospectus or as incorporated by reference herein, since December 31, 2014 there have been no significant changes relating to Israel’s public finance and trade.

There are no interests of any natural or legal persons, including conflicting interests, that are material to the issue of the bonds. The State of Israel will irrevocably waive, to the fullest extent permitted by law, any immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities in any state or federal court in the City of New York or in any competent court in Israel. Israel’s waiver of immunity does not extend to actions under the United States federal securities laws or state securities laws.

The address of the State of Israel is Government of Israel, Ministry of Finance, 1 Kaplan Street, Hakiryah, Jerusalem 91131, Israel, telephone: +972-25317470.

Documents Relating to the Bonds

Copies of the fiscal agency agreement, including the form of bonds, may be inspected during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the specified office of the fiscal agent and listing agent.

Where You Can Find More Information

So long as the bonds are listed on the official list of the Luxembourg Stock Exchange and the rules of the exchange so require, copies of the following documents may be inspected at the registered office of the listing agent in Luxembourg: the fiscal agency agreement, the underwriting agreement and the bonds.

Israel has filed its Annual Report for 2014 on Form 18-K with the SEC. The Annual Report of Israel for 2014 on Form 18-K, as amended, and each additional amendment to that Annual Report on Form 18-K that Israel files with the SEC after the date of this prospectus supplement but before the end of the offering of the bonds are considered part of and incorporated by reference in this prospectus supplement.

All of these documents have been filed with the SEC and are available to the public over the internet at the SEC’s web site at www.sec.gov. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Upon approval for listing, this prospectus supplement and the accompanying prospectus, including the documents containing the information incorporated by reference, will also be published on the website of the Luxembourg Stock Exchange, http://www.bourse.lu. You may also obtain a copy of such documents free of charge at the office of the listing agent in Luxembourg or at the office listed in the accompanying prospectus under the heading “Where You Can Find More Information About the State of Israel.”

VALIDITY OF THE BONDS

Arnold & Porter LLP, New York, New York and Washington, D.C., United States counsel to Israel, and the Legal Advisor to the Ministry of Finance of the State of Israel, will pass upon the validity of the bonds for Israel. Cravath, Swaine & Moore LLP, New York, New York and Meitar Liquornik Geva Leshem Tal, Israel, represent the underwriters. As to all matters of Israeli law, Arnold & Porter LLP may rely on the opinion of the Legal Advisor to the Ministry of Finance and Cravath, Swaine & Moore LLP may rely on the opinions of Meitar Liquornik Geva Leshem Tal and the Legal Advisor to the Ministry of Finance. All statements with respect to matters of Israeli law in this prospectus supplement and the accompanying prospectus have been passed upon by the Legal Advisor to the Ministry of Finance and are made upon his authority.

INCORPORATION BY REFERENCE

Israel has filed its Annual Report for 2014 on Form 18-K with the SEC. The Annual Report of Israel for 2014 on Form 18-K and its exhibits, as amended, and any further amendment to that Annual Report on Form 18-K or its exhibits that Israel files with the SEC after the date of this prospectus supplement but before the end of the offering of the bonds, are considered part of and incorporated by reference in this prospectus supplement. All of these documents have been filed with the SEC and are available to the public at the SEC’s web site at www.sec.gov. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain a copy of all such documents, free of charge, at the offices of the fiscal agent in New York City or the listing agent in Luxembourg or at the office listed in the accompanying prospectus under the heading “Where You Can Find More Information About the State of Israel”.

For the purposes of the review of this prospectus supplement and the accompanying prospectus by the CSSF pursuant to the Prospectus Directive: (1) except as expressly stated in this prospectus supplement, the documents incorporated by reference in the accompanying prospectus are not deemed to be incorporated by reference and do not form part of this prospectus supplement and the accompanying prospectus reviewed by the CSSF, and (2) Exhibit C to the Annual Report of Israel for 2014 on Form 18-K is not deemed to be incorporated by reference and does not form part of this prospectus supplement and the accompanying prospectus reviewed by the CSSF.

INCORPORATION BY REFERENCE CROSS-REFERENCE TABLE

The table below sets out the page references containing the information incorporated by reference from the Annual Report on the Form 18-K for the State of Israel (for the purposes of this section, the “Issuer”) for the fiscal year ended December 31, 2014 filed with the SEC on June 30, 2015, as amended through March 9, 2016, which contains the economic, financial and statistical information for fiscal years ended December 31, 2014, December 31, 2013, December 31, 2012, December 31, 2011 and December 31, 2010:

EC No. 809/2004 Item	Annual Report on Form 18-K for 2014
The Issuer’s position within the governmental framework	“State of Israel — Form of Government and Political Parties” on pages 16 to 17 of Exhibit D
Geographic location and legal form of the Issuer	“State of Israel — Geography” on page 15 of Exhibit D and “— Form of Government and Political Parties” on pages 16 to 17 of Exhibit D
Structure of the Issuer’s economy	“The Economy” on pages 22 to 47 of Exhibit D
Gross domestic product	“The Economy — Gross Domestic Product” on pages 22 to 23 of Exhibit D
Israel’s political system and government	“State of Israel — Form of Government and Political Parties” on pages 16 to 17 of Exhibit D
Tax and budgetary systems of the Issuer	“Public Finance” on pages 73 to 80 of Exhibit D
Gross public debt of the Issuer	“Public Debt” on pages 81 to 91 of Exhibit D
Foreign trade and balance of payments	“Balance of Payments and Foreign Trade” on pages 48 to 59 of Exhibit D
Foreign exchange reserves	“Balance of Payments and Foreign Trade — Foreign Exchange Controls and International Reserves” on pages 57 to 58 of Exhibit D
Income and expenditure figures	“Public Finance — The Budget Process, Limits on Expenditure and Deficit Reduction” on pages 73 to 76 of Exhibit D and “— Government Budget Proposal for 2015 – 2016” on page 78 of Exhibit D

The information included in the “Recent Developments” section of this Prospectus Supplement supplements the information contained in the State’s Annual Report for 2014 on Form 18-K filed with the SEC on June 30, 2015, as amended from time to time. To the extent that the information in the “Recent Developments” section is inconsistent with the information contained in the Annual Report for 2014, as amended through the date hereof, the information in the “Recent Developments” section supersedes and replaces such information.

Any information not listed in the cross-reference table but included in the documents incorporated by reference is given for informational purposes only.

This prospectus supplement and the accompanying prospectus, including the documents containing the information incorporated by reference, will be published on the website of the Luxembourg Stock Exchange, http://www.bourse.lu.

PROSPECTUS

State of Israel

$7,000,000,000

Debt Securities

The State of Israel, which may be referred to herein as Israel or the State, may offer up to U.S. $7,000,000,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities.

The debt securities will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Israel. The debt securities will rank without preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Israel and will be backed by the full faith and credit of Israel. It is understood that this provision shall not be construed so as to require Israel to make payments under the debt securities ratably with payments being made under any other external indebtedness of Israel.

The debt securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Israel’s external indebtedness issued prior to January 5, 2016, Israel may amend the payment provisions of the debt securities and other “reserve matters” with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Israel will offer the debt securities from time to time as separate issues. Israel will provide a description of the specific terms of the debt securities it is offering, including the amounts, prices and terms of the debt securities, in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Israel may sell the debt securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any place where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is January 6, 2016.

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WHERE YOU CAN FIND MORE INFORMATION
ABOUT THE STATE OF ISRAEL

Israel is not subject to the informational requirements of the Securities Exchange Act of 1934. Israel files annual reports on Form 18-K with the Securities and Exchange Commission, or the SEC, on a voluntary basis. These reports and any amendments to these reports include certain financial, statistical and other information about Israel and may be accompanied by exhibits. You may read and copy any document Israel files with the SEC at the SEC’s public reference room located at the Office of Investor Education and Assistance, U.S. Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C., 20549-0213. Israel’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Israel to “incorporate by reference” into this prospectus the information Israel files with it. This means that Israel can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Israel incorporates by reference the following documents:

•	Israel’s Annual Report on Form 18-K for the year ended December 31, 2014, file number 002-94917; and
•	all further amendments to Israel’s Annual Report on Form 18-K for the year ended December 31, 2014 filed prior to the date of this prospectus.

Israel also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities covered by this prospectus. Each time Israel files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a copy of these filings, at no cost, by writing to or telephoning Israel’s Consul and Chief Fiscal Officer for the Western Hemisphere at the following address:

Ministry of Finance
Government of Israel
800 Second Avenue, 17th floor
New York, NY 10017
Telephone: (212) 499-5710
Facsimile: (212) 499-5715

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Israel will use the net proceeds from the sale of the debt securities offered hereby for general purposes of the State, which may include the refinancing of domestic and external indebtedness of Israel.

DEBT SECURITIES

Israel may issue debt securities in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Israel and a fiscal agent. The prospectus supplement that relates to any series of debt securities will identify the fiscal agent and any other paying agent that Israel has appointed for such series of debt securities. The prospectus supplement relating to your series of debt securities will also describe the financial terms and other specific terms of such series of debt securities. If the terms or conditions described in the prospectus supplement that relate to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

The prospectus supplement that relates to your debt securities will specify the following terms relating to your debt securities, if applicable:

•	the specific title or designation of the debt securities;
•	the principal amount of the debt securities;
•	the price of the debt securities;
•	the stated maturity date on which Israel must repay the debt securities;
•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;
•	the dates when any interest payments are scheduled to be made;
•	the date or dates from which any interest will accrue;
•	the record dates for any interest payable on an interest payment date;
•	whether and in what circumstances Israel may redeem the debt securities before maturity;
•	the currency or currencies in which the debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;
•	whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;
•	whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;
•	whether and under what circumstances and terms the holders of the debt securities may opt to obligate Israel to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;
•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;
•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;
•	whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;
•	whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

•	whether the debt securities will be listed and, if listed, the stock exchange on which these debt securities will be listed; and
•	any other terms of the debt securities.

The prospectus supplement may also describe any United States federal or Israeli income tax consequences and special considerations applicable to that particular series of debt securities if applicable.

Status of the Debt Securities

The debt securities will constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of Israel. Israel has pledged its full faith and credit for the due and punctual payment of principal of, premium, if any, on, and interest on the debt securities.

The debt securities will rank without preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Israel. It is understood that this provision shall not be construed so as to require Israel to make payments under the debt securities ratably with payments being made under any other external indebtedness of Israel. For purposes of this paragraph, “external indebtedness” means indebtedness which is payable by its terms or at the option of its holder in any currency other than the currency of Israel (other than any such indebtedness that is originally issued within Israel), and “indebtedness” means all unsecured and unsubordinated obligations of Israel in respect of money borrowed and guarantees given by Israel in respect of money borrowed by others.

Form of Debt Securities

Unless otherwise specified in the applicable prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form;
•	without interest coupons; and
•	in denominations of $1,000 and greater multiples.

Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.

Global Securities

The prospectus supplement that relates to your debt securities will indicate whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name.  The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Israel that it is unwilling, unable or no longer qualified to continue to act as the depository and Israel has not appointed a replacement depositary;
•	at any time Israel decides it no longer wishes to have all or part of the debt securities represented by a global security; or
•	a default occurs that entitles the holders of the debt securities to accelerate the maturity date and such default has not been cured.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. Any such debt securities will be denominated in principal amounts of $1,000 or integral multiples of $1,000, or such other denominations as may be specified in the applicable prospectus supplement.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	You cannot get debt securities registered in your name for so long as they are represented by the global security;
•	You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;
•	You will not be considered to be the owner or holder of the global security or any debt securities represented by that global security for any purpose;
•	You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and
•	All payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on the Global Security.  Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that may hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of interests in the global security will be kept.

Israel will make principal and interest payments on debt securities represented by the global security to the depositary or its nominee. When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in that global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers, exchanges and other important matters that affect owners of beneficial interests in a global security. The depositary and its participants may change these policies and procedures from time to time. Israel has no responsibility or liability for the records of owners of beneficial interests in the global security, or for payments made or not made to owners of beneficial interests in the global security. Also, Israel is not responsible for maintaining, supervising or reviewing those records or payments. Israel has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspect of the relationship between participants and owners of beneficial interests in the global security.

The giving of notices and other communications by the depositary to participants and by participants to owners of beneficial interests in the global security will be arranged among themselves, subject to any statutory or regulatory requirements. Neither the depositary nor its nominee will consent or vote with respect to any debt securities. Under its usual procedures, the depositary would mail an omnibus proxy to Israel with respect to any vote or consent, assigning the consenting or voting rights of the depositary’s nominee to those participants to whose account debt securities are credited on the date for determining the holders entitled to consent or vote.

Payment

Unless otherwise specified in the applicable prospectus supplement, the principal of and interest on the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent to the registered holders of the debt securities on the related record date; provided, however, that unless otherwise specified in the prospectus supplement, payments of interest will be paid by check mailed to the registered holders of the debt securities at their registered addresses.

If any date on which principal or interest is due to be paid is not a business day, Israel may pay interest on the next day that is a business day and no additional interest will accrue on that payment. For this purpose, business day means any day, other than a Saturday or Sunday, on which banks in The City of New York are not required or authorized by law or executive order to be closed.

The register of holders of debt securities will be kept at the New York office of the fiscal agent.

Any monies held by the fiscal agent in respect of any debt securities and remaining unclaimed for two years after those amounts have become due and payable will be returned by the fiscal agent to Israel. The holders of those debt securities may thereafter seek payment only from Israel. The debt securities will become void unless holders present them for payment within five years after their maturity date.

Israel may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is not a trustee for the holders of the debt securities and does not have the same responsibilities or duties to act for such holders as would a trustee. Israel may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.

Purchase of Debt Securities by Israel

Israel may at any time purchase any debt securities in any manner including, without limitation, open market purchases, privately negotiated purchases and tenders, and at any price. If purchases are made by tender, tenders must be available to all holders of debt securities of the same series. Any debt securities purchased by or on behalf of Israel may be held, resold or cancelled.

Collective Action Securities Issued On or After January 5, 2016

Israel may designate a particular series of debt securities to be “Collective Action Securities.” The following descriptions apply to any series of debt securities that has been designated Collective Action Securities and issued on or after January 5, 2016.

Default

Unless otherwise specified in the applicable prospectus supplement, any of the following events will be an event of default with respect to any series of debt securities:

(1)	Israel fails to pay, when due, principal of or interest on any debt securities of that series and such failure continues for a period of 30 days;
(2)	Israel defaults in the performance or observance of or compliance with any other obligations under the debt securities of that series, which default is materially prejudicial to the interests of the holders of the debt securities of that series and is not remedied within 60 days after the holder of any debt security of that series has given written notice of the default to Israel at the office of the fiscal agent; or
(3)	Israel declares a moratorium with respect to the payment of principal of or interest on debt securities of a series which is materially prejudicial to the holders of the debt securities of such series.

Acceleration of Maturity

If an event of default described under the heading “Debt Securities — Collective Action Securities Issued On or After January 5, 2016 — Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of debt securities may exercise these rights only by providing a written demand to Israel at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Israel receives written notice of the declaration, unless Israel has remedied the event or events of default prior to receiving the notice. The holders of 50% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Meetings and Amendments; Modifications

Israel may call a meeting of the holders of debt securities of a series at any time regarding the fiscal agency agreement or the debt securities of the series. Israel will determine the time and place of the meeting. Israel will instruct the fiscal agent to notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Israel or the fiscal agent will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of such series then outstanding have delivered a written request to Israel or the fiscal agent (with a copy to Israel) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Israel will notify the fiscal agent and the fiscal agent will notify the holders of the time and place of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Israel will set the procedures governing the conduct of the meeting and if additional procedures are required, Israel shall establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. If a modification is to be approved by a written action, Israel will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Israel.

The holders may generally approve any proposal by Israel to modify the fiscal agency agreement or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, the holders may only approve, by vote or consent through one of three modification methods described below, any proposed modification by Israel that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount is payable on the debt securities;
•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the fiscal agency agreement) of the debt securities;
•	reduce the interest rate on the debt securities;
•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the fiscal agency agreement);
•	change the currency or place of payment of any amount payable on the debt securities;
•	modify Israel’s obligation to make any payments on the debt securities (including any redemption price therefor);
•	change the identity of the obligor under the debt securities;
•	change the definition of “outstanding” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification”;
•	change the definition of “uniformly applicable” or “reserve matter modification”;

•	authorize the fiscal agent, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Israel or any other person; or
•	change the legal ranking, governing law, agreement to arbitrate, submission to jurisdiction in Israel or waiver of immunities provisions of the terms of the debt securities.

A change to a reserve matter, (a “reserve matter modification”) including the payment terms of any series of debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the following three modification methods, by vote or consent by:

•	where such proposed modification would affect the outstanding debt securities of a single series, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of such series;
•	where such proposed modification would affect the outstanding debt securities of two or more series (a “cross-series modification”), the holders of more than 75% of the aggregate principal amount of outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met (a “cross-series modification with single aggregated voting”); or
•	where such proposed modification would affect the outstanding debt securities of two or more series, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually (a “cross-series modification with two-tier voting”).

“uniformly applicable,” as referred to above, in the context of a proposed cross-series modification, means a modification by which holders of debt securities of all series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration.

A modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Israel may, in its discretion, select any modification method for a proposed reserve matter modification in accordance with the fiscal agency agreement and designate which series of debt securities will be included in the aggregated voting for a proposed cross-series modification. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

A cross-series modification constituting or including a reserve matter modification to the terms and conditions of the affected debt securities that is not uniformly applicable must be effected pursuant to a cross-series modification with two-tier voting; such a cross-series modification that is uniformly applicable may be effected pursuant to a cross-series modification with single aggregated voting or a cross-series modification with two-tier voting, at Israel’s option.

Before soliciting any consent or vote of any holder of debt securities for any reserve matter modification, Israel will provide the following information to the fiscal agent for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•	a description of Israel’s economic and financial circumstances which are, in Israel’s opinion, relevant to the request for the proposed modification, a description of Israel’s existing debts and a description of any broad policy reform program and provisional macroeconomic outlook;
•	if Israel shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;
•	a description of Israel’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and
•	if Israel is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction under the fiscal agency agreement, the debt security is held by Israel or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Israel or a public sector instrumentality, except that (x) debt securities held by Israel or any public sector instrumentality or by any corporation, trust or other legal entity that is controlled by Israel or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the fiscal agent the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Israel or a public sector instrumentality or a corporation, trust or other legal entity controlled by Israel or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the fiscal agent in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information that is in the possession of the fiscal agent, upon the certificate, statement or opinion of or representations by the fiscal agent; and (y) in determining whether the fiscal agent will be protected in relying upon any such action or instructions under the fiscal agency agreement, or any notice from holders, only debt securities that a responsible officer of the fiscal agent knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means the Bank of Israel, any department, ministry or agency of Israel, and a corporation, trust or other legal entity controlled by Israel or by a public sector instrumentality, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Further Issuances of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Israeli law, Israel may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Israel may also consolidate the additional debt securities to form a single series with the outstanding debt securities.

Collective Action Securities Issued Prior to January 5, 2016

The following descriptions apply to any series of debt securities that has been designated Collective Action Securities and issued prior to January 5, 2016 (including further issuances of such debt securities).

Default

Unless otherwise specified in the applicable prospectus supplement, any of the following events will be an event of default with respect to any series of debt securities:

(1)	Israel fails to pay, when due, principal of or interest on any debt securities of that series and such failure continues for a period of 30 days;
(2)	Israel defaults in the performance or observance of or compliance with any other obligations under the debt securities of that series, which default is materially prejudicial to the interests of the holders of the debt securities of that series and is not remedied within 60 days after the holder of any debt security of that series has given written notice of the default to Israel at the office of the fiscal agent; or
(3)	Israel declares a moratorium with respect to the payment of principal of or interest on the debt securities of that series which is materially prejudicial to the interests of the holders of the debt securities of that series.

Acceleration of Maturity

If an event of default described under the heading “Debt Securities — Collective Action Securities Issued Prior to January 5, 2016 — Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of debt securities may exercise these rights only by providing a written demand to Israel at the office of the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Israel receives written notice of the declaration, unless Israel has remedied the event or events of default prior to receiving the notice. The holders of 50% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Meetings and Amendments

General.  A meeting of holders of any series of debt securities that have been designated Collective Action Securities may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by the fiscal agency agreement or the debt securities of that series to be made, given or taken by holders of debt securities of that series; or
•	to modify, amend or supplement the terms of the debt securities of that series or, insofar as affects the debt securities of that series, the fiscal agency agreement, in any way.

Israel may at any time call a meeting of holders of a series of debt securities that have been designated Collective Action Securities for any purpose described above. This meeting will be held at the time and place determined by Israel. The fiscal agent will call a meeting of the holders of the debt securities of a series if

Israel or the holders of at least 10% in aggregate principal amount of all debt securities of the series then outstanding (as defined in the fiscal agency agreement) have delivered a written request to the fiscal agent setting forth the action they propose to take.

Notice.  The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 and 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 15 and 60 days before the meeting date.

Voting; Quorum.  A person that holds outstanding debt securities of a series or is duly appointed to act as a proxy for a holder of these debt securities will be entitled to vote at a meeting of holders of the debt securities of that series. Holders or proxies representing a majority of the aggregate principal amount of the outstanding debt securities of a series will normally constitute a quorum with respect to that series of debt securities. However, if a meeting is adjourned for a lack of a quorum, then holders or proxies representing 25% of the aggregate principal amount of the outstanding debt securities of a series will constitute a quorum with respect to that series of debt securities when the meeting is rescheduled. For purposes of a meeting of holders that proposes to discuss “reserved matters”, which are specified below, including any adjourned or rescheduled meetings for such purpose, holders or proxies representing 75% of the aggregate principal amount of the outstanding debt securities will constitute a quorum.

Regulations.  The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series;
•	the adjournment and chairmanship of such meeting;
•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and
•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Amendments.  Israel, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series with:

•	the affirmative vote of the holders of more than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or
•	the written consent of the holders of more than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the debt securities of that series;
•	reduce the principal amount of the debt securities of that series;
•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;
•	reduce the interest rate on any debt securities of that series;
•	change the currency in which any amount in respect of the debt securities of that series is payable or exclude the Borough of Manhattan, The City of New York, as a required place at which payment with respect to interest, premium or principal is payable;

•	shorten the period during which Israel is not permitted to redeem the debt securities of that series or permit Israel to redeem the debt securities of that series if, prior to such action, Israel is not permitted to do so;
•	change the obligation of Israel to pay any additional amounts;
•	change the definition of “outstanding” with respect to the debt securities of that series;
•	change the governing law provision of the debt securities of that series;
•	change Israel’s appointment of an agent for the service of process in the United States or Israel’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the debt securities of that series;
•	change the status of the debt securities of that series, as described under “Debt Securities — Status of the Debt Securities” above;
•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or
•	reduce the proportion of the principal amount of the debt securities of that series that is required:
•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or
•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Israel refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding debt securities) agrees to the change.

If both Israel and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Israel;
•	surrendering any right or power conferred upon Israel;
•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;
•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or
•	amending the fiscal agency agreement or the debt securities of that series in any manner that Israel and the fiscal agent may determine that is not inconsistent with the debt securities of that series and that does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by or on behalf of Israel or any public sector instrumentality of Israel will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Bank of Israel, any department, ministry or agency of the federal government of Israel or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Israel or any of the foregoing and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Further Issuances of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Israeli law, Israel may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Israel may also consolidate the additional debt securities to form a single series with the outstanding debt securities.

Taxation by Israel; Additional Amounts

Israel will make all payments of principal and interest in respect of the debt securities free and clear of, and without withholding or deducting any present or future taxes imposed by or within Israel, unless required by law. In that event, Israel will pay additional amounts so that the holders of the debt securities of a series receive the amounts that would have been received by them had no withholding or deduction been required. Israel will not be required to pay any additional amount to or on behalf of a holder where the holder is liable to pay such taxes in respect of debt securities because the holder has some connection with Israel other than the mere holding of debt securities or the receipt of principal and interest. Any holder who wants to receive these additional amounts would have to present the debt security for payment within 30 days of when payment is due. If the fiscal agent has not received the full amount of the money payable on or prior to the due date, then any holder who wants to receive the additional amounts would have until 30 days after the date that the holders have been notified that the fiscal agent has received the money to present the debt security for payment. If no additional amount would be payable on a debt security presented for payment on the 30th day after the payment was due, then any holder presenting that debt security for payment after the 30th day will only be entitled to the payment due, but not to any additional amount. This 30-day period will not start until Israel has paid to the fiscal agent the amount of the payment due.

Any reference to “principal” or “interest” on the debt securities includes any additional amounts which may be payable on those debt securities.

Jurisdiction, Consent to Service and Enforceability

The State of Israel is a foreign sovereign government. Consequently, it may be difficult for you to sue Israel or to collect upon a judgment against Israel. Israel will irrevocably agree not to assert any defense based on immunity, including foreign sovereign immunity, from jurisdiction to which it might otherwise be entitled in any action arising out of or based on the debt securities which may be instituted by the holder of any debt securities of any series in any federal court in the Southern District of New York, any state court in the City of New York or in any competent court in Israel. Israel has appointed the Chief Fiscal Officer for the Western Hemisphere of the Ministry of Finance of the Government of Israel in New York, New York, as its authorized agent upon whom process may be served. This appointment is limited to any action arising out of or based on the debt securities which the holder of any debt securities may institute in any federal court in the Southern District of New York or any state court in the City of New York. The appointment will be irrevocable until Israel pays all amounts due or to become due on or in respect of all the debt securities issuable under the fiscal agency agreement. If for any reason the authorized agent ceases to be able to act as Israel’s authorized agent or no longer has an address in New York, Israel will appoint another person in

New York as its authorized agent. The Chief Fiscal Officer for the Western Hemisphere is not the agent for service for actions under the United States federal securities laws or state securities laws and Israel’s waiver of immunity does not extend to such actions. Because Israel has not waived its sovereign immunity in connection with any action arising out of or based on United States federal or state securities laws, it will not be possible to obtain a United States judgment against Israel based on such laws unless a court were to determine that Israel is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to such actions. Under the laws of Israel, assets of Israel are immune from any form of execution.

GOVERNING LAW

The fiscal agency agreement and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York. The laws of Israel will govern all matters governing authorization and execution of the debt securities by Israel.

PLAN OF DISTRIBUTION

Israel may sell the debt securities: (a) through underwriters or dealers; (b) through agents; or (c) directly to one or more institutional purchasers. Each prospectus supplement will include:

•	the names of any underwriters or agents,
•	the purchase price of the debt securities of that series,
•	the net proceeds to Israel from the sale of such debt securities,
•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation, and
•	any discounts or concessions allowed or reallowed or paid to dealers.

The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Any underwriters or agents used in the sale may sell the debt securities either on a “best efforts” or on a firm commitment basis. If the underwriters distribute debt securities on a firm commitment basis, the underwriters will acquire the debt securities for their own account and may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined by the underwriters at the time of sale. Israel may offer the debt securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the debt securities offered thereby if any are purchased.

Israel may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to payments the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Israel.

OFFICIAL STATEMENTS

Information included herein and the registration statement which is identified as being derived from a publication of Israel or one of its agencies of instrumentalities or the Bank of Israel is included on the authority of such publication as a public official document of Israel or the Bank of Israel. All other information herein and in the Registration Statement is included as a public official statement made on the authority of the Director General of the Ministry of Finance of Israel, in his official capacity.

VALIDITY OF THE DEBT SECURITIES

The validity of the debt securities will be passed upon for Israel by Arnold & Porter LLP, New York, New York and Washington, D.C., United States counsel to Israel, and by the Legal Advisor to the Ministry of Finance of the State of Israel. As to all matters of Israeli law, Arnold & Porter may rely on the opinion of the Legal Advisor to the Ministry of Finance. All statements with respect to matters of Israeli law in the prospectus have been passed upon by the Legal Advisor to the Ministry of Finance and are made upon his authority.

AUTHORIZED REPRESENTATIVE

The Authorized Representative of the State of Israel in the United States of America is the Chief Fiscal Officer for the Western Hemisphere, Ministry of Finance of the State of Israel, 800 Second Avenue, 17th Floor, New York, New York 10017.

ISSUER

Government of Israel
Ministry of Finance
1 Kaplan Street
Hakiria, Jerusalem 91131
Israel

REGISTRAR, FISCAL, TRANSFER AND
PRINCIPAL PAYING AGENT

Citibank, N.A.
Citigroup Centre 2, 21st Floor
Canada Square
Canary Wharf
London E14 5LB

LUXEMBOURG LISTING AGENT

BIL
69 Route d’Esch
L-2953
Luxembourg

LEGAL ADVISORS

To Israel: as to Israeli law Legal Advisor Ministry of Finance 1 Kaplan Street Jerusalem 91131 Israel as to U.S. law Arnold & Porter LLP 399 Park Avenue New York, NY 10022	To the Underwriters:
as to Israeli law
Meitar Liquornik Geva Leshem Tal
16 Abba Hillel Silver Street
12th Floor
Ramat Gan
Israel
as to U.S. law
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019

State of Israel

$1,500,000,000

$1,000,000,000 2.875% Bonds due 2026

$500,000,000 4.50% Bonds due 2043

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays

Citigroup

Goldman, Sachs & Co.

March 9, 2016